As filed with the Securities and Exchange Commission on May 12, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ECARX Holdings Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7373 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
ECARX office, 2nd Floor South, International House
1 St. Katharine’s Way
London E1W 1UN
United Kingdom
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Shu Du, Esq.	Peter X. Huang, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower, The Landmark	30/F, China World Office 2
15 Queen’s Road Central	No. 1, Jian Guo Men Wai Avenue
Hong Kong	Beijing 100004, P.R. China
Tel: +852 3740-4700	Tel: +86 10-6535-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, or “SEC,” acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED May 12, 2023
PRELIMINARY PROSPECTUS
ECARX Holdings Inc.
23,871,971 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,
286,524,283 CLASS A ORDINARY SHARES AND
8,872,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

This prospectus relates to the issuance by ECARX Holdings Inc. of up to 23,871,971 of its Class A ordinary shares, par value US$0.000005 per share (“Class A Ordinary Shares”), including (i) 14,999,971 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued on December 20, 2022 (the “Closing Date”) in exchange for the public warrants of COVA Acquisition Corp. (“COVA”) that were issued in the initial public offering of COVA (the “Public Warrants”); and (ii) 8,872,000 Class A Ordinary Shares issuable upon the exercise of warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to COVA Acquisition Sponsor LLC (the “Sponsor”) on the Closing Date (the “Sponsor Warrants”, and collectively with the Public Warrants, the “Warrants”) in exchange for the private placement warrants purchased by the Sponsor for a total consideration of US$8,872,000 in a private placement concurrent with the initial public offering of COVA at a price of US$1.00 per warrant.
This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to (A) 286,524,283 Class A Ordinary Shares, which include (i) 68,654,681 Class A Ordinary Shares beneficially owned by SHINE LINK VENTURE LIMITED and Baidu (Hong Kong) Limited (the “Legacy Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$0.00 and US$6.71 per share prior to the Closing Date, respectively; (ii) 144,440,574 Class A Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and 48,960,916 Class A Ordinary Shares issuable upon the conversion of 48,960,916 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and Jie&Hao Holding Limited (collectively, the “Legacy Founder Shares”), which were originally acquired at a price of approximately (after accounting for the Recapitalization Factor (as defined below)) US$0.40, US$0.40, and US1.17 per share prior to the Closing Date, respectively; (iii) 5,250,000 Class A Ordinary Shares issued to the Sponsor (the “Sponsor Shares”) on the Closing Date in exchange for the Class B ordinary shares of COVA, which were purchased by the Sponsor at a price of approximately US$0.0048 per share; (iv) 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (v) 3,500,000 Class A Ordinary Shares issued to Luminar Technologies, Inc. and Geely Investment Holding Ltd. (the “Strategic Investors” and each a “Strategic Investor”) on the Closing Date pursuant to certain strategic investment agreements entered into on May 26, 2022 (the “Strategic Investment Agreements” and each a “Strategic Investment Agreement”), at a price of US$10.00 per share (“Strategic Investor Shares”); (vi) 1,052,632 Class A Ordinary Shares issued to Lotus Technology Inc. (“Lotus”) on the Closing Date as a result of the automatic conversion, at a conversion price of US$9.50, of US$10 million aggregate principal amount of convertible note (the “Lotus Note”) purchased by Louts for a purchase price of US$10 million pursuant to a convertible note purchase agreement entered into on May 9, 2022 (“Lotus Shares”); (vii) 5,793,480 Class A Ordinary Shares issuable upon conversion of convertible notes (the “Investor Notes” and each an “Investor Note”) at a conversion price of US$11.5 per share (subject to customary adjustments on the conversion price), which were issued to SPDB International (Hong Kong) Limited and CNCB (Hong Kong) Investment Limited (the “CB Investors” and each a “CB Investor”) pursuant to a convertible note purchase agreement entered into on October 25, 2022 (the “CB Conversion Shares”), whereby the CB Investors purchased an aggregate principal amount of US$65 million Investor Notes for a purchase price of US$65 million; and (B) 8,872,000 Sponsor Warrants. These securities are being registered to satisfy certain registration rights ECARX Holdings has granted to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. Mr. Eric Li (Li Shufu), our controlling shareholder, and Mr. Ziyu Shen, our Chairman and Chief Executive Officer, can sell all Ordinary Shares beneficially owned by them under this prospectus, being 168,921,032 Class A Ordinary Shares (including (i) 144,440,574 Class A Ordinary Shares and (ii) 24,480,458 Class A Ordinary Shares issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited, an affiliate of Mr. Eric Li (Li Shufu)) and 24,480,458 Class A Ordinary Shares

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
(issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Jie&Hao Holding Limited, an affiliate of Mr. Ziyu Shen), respectively, and constituting approximately 46.0% and 6.7% of our issued and outstanding Ordinary Shares as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively, so long as the registration statement of which this prospectus forms a part is available for use. The Ordinary Shares beneficially owned by Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen represented 48.2% and 30.3% of the aggregate voting power of our total issued and outstanding share capital as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares. The sales of these securities could result in a significant decline in the public trading price of the Class A Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Risks Relating to Our Securities — Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our securities to fall.”
The Selling Securityholders may offer, sell or distribute all or a portion of these securities from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act.”
The Class A Ordinary Shares and Warrants are listed on the Nasdaq Stock Market LLC, or “Nasdaq,” under the trading symbols “ECX” and “ECXWW,” respectively. On May 10, 2023, the closing price for the Class A Ordinary Shares on Nasdaq was US$4.70. On May 10, 2023, the closing price for the Warrants on Nasdaq was US$0.09.
The securities registered herein are identified in this prospectus as the “Registered Securities.” In connection with the Business Combination, holders of 29,379,643 COVA Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.13 per share, for an aggregate redemption amount of US$297,518,700.03, representing approximately 98% of the total COVA Class A Shares then outstanding. Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to (i) 286,524,283 Class A Ordinary Shares constituting (on a post-exercise basis) approximately 78.1% of the total issued and outstanding ordinary shares of ECARX Holdings (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), and (ii) 8,872,000 Warrants, representing approximately 37.2% of our outstanding Warrants, as of April 30, 2023. Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price at which they acquired the Registered Securities compared to other public investors and may be incentivized to sell the Class A Ordinary Shares or Warrants when others are not. For example, based on the closing price of the Class A Ordinary Shares and Warrants as referenced above, the Sponsor may experience a potential profit of up to US$4.70 per share on the Sponsor Shares; holders of the Legacy Shares may experience a potential profit up to US$4.70 per share; holders of the Legacy Founder Shares may experience a potential profit ranging from US$3.53 to US$4.30 per share; the Strategic Investors may experience a potential profit on the Strategic Investor Shares if the price of the Class A Ordinary Shares exceeds US$10.00 per share; Lotus Technology Inc. may experience a potential profit on the Lotus Shares if the price of the Class A Ordinary Shares exceeds US$9.50 per share; the CB Investors may experience a potential profit on the CB Conversion Shares if the price of the Class A Ordinary Shares exceeds US$11.50 per share; and the Sponsor may experience a potential profit on the Sponsor Warrants if the price of the Class Ordinary Shares exceeds US$11.50 per share. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.
We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short- swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
In addition, as of April 30, 2023, Mr. Eric Li (Li Shufu), our co-founder, indirectly owned 144,440,574 Class A Ordinary Shares and 24,480,458 Class B Ordinary Shares through entities controlled by him. These Ordinary Shares represent approximately 50.03% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors.
ECARX Holdings is not a Chinese operating company but a Cayman Islands holding company. We conduct operations through our subsidiaries, with our operations in China currently being conducted by our PRC subsidiaries. Investors in the Class A Ordinary Shares or in ECARX Holdings are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. This holding company structure involves unique risks to investors. As a holding company, ECARX Holdings may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder our ability to conduct our business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could cause the value of our securities to significantly decline or become worthless. See “Prospectus Summary — Our Corporate Structure.” Unless otherwise stated or unless the context otherwise requires, references in this prospectus to (i) “ECARX Holdings” are to ECARX Holdings Inc., (ii) “ECARX,” “we,” “us,” “our,” “the Company” and “our company” are to ECARX Holdings and its subsidiaries (and, in the context of describing our operations and consolidated financial information for the periods ended prior to the Restructuring, also to the VIE and its subsidiaries), and (iii) “mainland China subsidiaries” are to our subsidiaries in mainland China.
Historically, we conducted our operations in China through our PRC subsidiaries and through Hubei ECARX Technology Co., Ltd. (“Hubei ECARX” or “our VIE”), with which we, our subsidiary, and the nominee shareholders of Hubei ECARX entered into certain contractual arrangement. PRC laws, regulations, and rules restrict and impose conditions on foreign investment in certain types of businesses, and we operated certain businesses, including businesses that were subject to such restrictions and conditions in China such as surveying and mapping services and ICP businesses, through our VIE. We did not own an equity interest in our VIE or its subsidiaries and relied on the contractual arrangements to direct the business operations of our VIE. Such structure enables investors to invest in China-based companies in sectors where foreign direct investment is prohibited or restricted under PRC laws and regulations. Following a restructuring in 2022 (the “Restructuring”), the contractual arrangement was terminated and currently we do not have any VIE in China.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Cash is transferred from ECARX Holdings to our subsidiaries through capital contributions, loans, and inter-company advances. In addition, cash may be transferred among our subsidiaries, through capital contributions, loans and settlement of transactions. Under our cash management policy, the amount of inter-company transfers of funds is determined based on the working capital needs of the subsidiaries and inter-company transactions, and is subject to internal approval processes and funding arrangements. Our management regularly reviews and monitors the cash flow forecast and working capital needs of our subsidiaries. In 2020, ECARX Holdings made advances in the principal amount of US$15.0 million to a subsidiary and an intermediary holding company of ours, ECARX Technology Limited. In 2021 (i) ECARX Holdings made advances in the principal amount of US$478.5 million to ECARX Technology Limited and provided loans in the principal amount of US$11.0 million to our subsidiaries ECARX Limited and ECARX Europe AB, and (ii) ECARX Technology Limited provided a loan in the principal amount of US$2.3 million to our subsidiary, ECARX Europe AB, which has been fully repaid. In 2022, (i) ECARX Holdings made advances in the principal amount of US$50.9 million to ECARX Technology Limited, and (ii) ECARX Holdings provided loans in the principal amount of US$3.0 million to ECARX Europe AB, (iii) ECARX Holdings provided loans in the principal amount of US$35.0 million to ECARX (Hubei) Tech Co., Ltd., (iv) ECARX Holdings made advances in the principal amount of US$21.0 million to ECARX Group Limited, and (v) ECARX Holdings received US$8.8 million as repayment from ECARX Europe AB. In 2021, ECARX Technology Limited made capital contribution of US$7.6 million, US$250.0 million, and US$75.0 million to our subsidiaries, ECARX Europe AB, ECARX (Wuhan) Technology Co., Ltd. and ECARX (Hubei) Tech Co., Ltd., respectively. In 2021, ECARX (Wuhan) Technology Co., Ltd., a subsidiary of ours, made capital contribution of RMB10.0 million to ECARX (Shanghai) Technology Co., Ltd., another subsidiary of ours. In 2022, ECARX Technology Limited made capital contribution of US$14.6 million and US$25.0 million to its subsidiaries, ECARX Limited and ECARX (Hubei) Tech Co., Ltd., respectively. In 2020, 2021, and 2022, Hubei ECARX received nil, RMB2.1 billion and RMB157 million (US$22.8 million) in the form of loans from our subsidiaries, respectively. In 2020 and 2021, subsidiaries of Hubei ECARX made payments totaling US$0.7 million and US$1.7 million to ECARX Technology Limited relating to certain sales transactions. In 2022, Hubei ECARX, ECARX Technology and ECARX (Hubei) Tech Co. made payments totaling RMB36.1 million, US$2.2 million, and RMB60.0 million, respectively, to ECARX Europe AB relating to certain R&D expense. We, our subsidiaries, and consolidated VIEs have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Any determination to pay dividends in the future will be at the discretion of our board of directors. For more details, see “Prospectus Summary — Our Corporate Structure — Cash Transfers and Dividend Distribution.”
We face various legal and operational risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, the PRC government has recently issued statements and regulatory actions relating to areas such as regulatory approvals on overseas offerings and listings by, and foreign investment in, mainland China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. It remains uncertain how PRC government authorities will regulate overseas listings and offerings in general and whether we can fully comply with the relevant regulatory requirements, including completing filings with the China Securities Regulatory Commission (the “CSRC”), and whether we are required to complete other filings or obtain any specific regulatory approvals from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other PRC government authorities for our overseas offerings and listings, as applicable. In addition, if future regulatory developments mandate clearance of cybersecurity review or other specific actions to be completed by China-based companies listed on foreign stock exchanges, such as us, we face uncertainties as to whether such clearance can be timely obtained, or at all. These risks may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or any other foreign country. These risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China” in our annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference into this prospectus (the “2022 20-F”).
Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA after the filing of the 2022 20-F. Each year, the PCAOB will determine whether it can inspect and investigate completely registered public accounting firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong and we continue to use a registered public accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections,” and “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment” in the 2022 20-F which is herein incorporated by reference.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities. This prospectus incorporates by reference the 2022 20-F, including risk factors under “Item 3. Key Information — D. Risk Factors” in the 2022 20-F.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED           , 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the SEC by ECARX Holdings Inc. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement.
This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information” and “Information Incorporated by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus or any supplement, including the 2022 20-F that is incorporated by reference herein. Neither we nor any of the Selling Securityholders has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor any of the Selling Securityholders takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor any of the Selling Securityholders is making an offer to sell the Registered Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Registered Securities and the distribution of this prospectus outside the United States.
References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which it operates, including our general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to us, including an independent market research carried out by Frost & Sullivan and commissioned by us. In some cases, we do not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.
We have not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk factors” and “Forward-Looking Statements” in this prospectus and under the headings of “Item 3. Key Information — D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” in the 2022 20-F which is herein incorporated by reference.

FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
•
Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains;

•
The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

•
The overall economic environment and general market and economic conditions in the jurisdictions in which we operate and beyond;

•
The progress and results of the research and development of our products and services, as well as of their manufacturing, launch, commercialization and delivery;

•
The conditions and outlook of the automobile and automotive intelligence industries in China and globally;

•
Our relationships with OEMs, Tier 1 suppliers, and our other customers, suppliers, other business partners and stakeholders;

•
Our ability to successfully compete in highly competitive industries and markets;

•
Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;

•
Our ability to execute our strategies, manage growth and maintain our corporate culture as we grow;

•
Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;

•
Changes in the needs for capital and the availability of financing and capital to fund these needs;

•
Anticipated technology trends and developments and our ability to address those trends and developments with our products and services;

•
The safety, price-competitiveness, quality and breadth of our products and services;

•
The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•
Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;

•
Exchange rate fluctuations;

•
Changes in interest rates or rates of inflation;

•
Legal, regulatory and other proceedings;

•
The results of future financing efforts; and

•
All other risks and uncertainties described in “Risk Factors” and “Item 3. Key Information — D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” of the 2022 20-F which is herein incorporated by reference.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in “Risk Factors” and “Item 3. Key Information — D. Risk Factors” of the 2022 20-F. Those risks are not exhaustive. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

v

IMPORTANT INFORMATION ABOUT EXCHANGE RATES
Certain information presented in this prospectus, except for ECARX’s audited consolidated financial statements included elsewhere in this prospectus, has been converted from Renminbi to U.S. dollars at a rate of RMB6.8972 to US$1.00, the exchange rate in effect as of December 30, 2022 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. The certified noon buying rate in effect as of May 5, 2023 was RMB6.9101 to US$1.00. Exchange rates fluctuate, and such fluctuation can be significant. No representation is made that any Renminbi amounts referred to in this prospectus could have been, or could be, converted to U.S. dollars at any particular rate, or at all.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires in this document:
“Business Combination” means, collectively, the First Merger, the Second Merger and the other transactions contemplated by the Merger Agreement;
“Cayman Islands Companies Act” or the “Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“China” or “PRC” means the People’s Republic of China;
“Class A Ordinary Shares” means Class A ordinary shares of ECARX Holdings, par value US$0.000005 per share;
“Class B Ordinary Shares” means Class B ordinary shares of ECARX Holdings, par value US$0.000005 per share;
“Closing” means the closing of the Transactions contemplated by the Merger Agreement;
“Closing Date” means December 20, 2022, being the day on which the Closing occurred;
“Continental” means Continental Stock Transfer & Trust Company, a New York corporation;
“COVA” means COVA Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands;
“COVA Founder Shares” means Class B ordinary shares of COVA, par value US$0.0001 per share, outstanding prior to the First Effective Time;
“COVA Public Shares” means Class A ordinary shares of COVA, par value US$0.0001 per share, outstanding prior to the First Effective Time;
“COVA Public Warrants” means the redeemable warrants issued in the IPO, each entitling its holder to purchase one Class A ordinary share of COVA at an exercise price of US$11.50 per share, subject to adjustment, outstanding prior to the First Effective Time;
“COVA Private Warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO, each entitling its holder to purchase one Class A ordinary share of COVA at an exercise price of US$11.50 per share, subject to adjustment, outstanding prior to the First Effective Time;
“COVA Shareholders” means holders of COVA Shares outstanding prior to the First Effective Time;
“COVA Shares” means, collectively, COVA Public Shares and COVA Founder Shares;
“Co-Founder Shares” means all of the ECARX shares held by Mr. Ziyu Shen and 20,520,820 ECARX shares held by Mr. Eric Li (Li Shufu) immediately prior to the Re-designation;
“Dissenting COVA Shares” means COVA Shares that are issued and outstanding immediately prior to the First Effective Time and that are held by COVA shareholders who shall have validly exercised their dissenters’ rights for such COVA Shares;
“ECARX,” “we,” “us,” “our,” “the Company” or “our company” means ECARX Holdings and its subsidiaries (and, in the context of describing ECARX’s operations and consolidated financial information, also its VIEs and their subsidiaries for the periods ended prior to the Restructuring). References to “our” financial statements, share capital, securities (including shares, options, and warrants), shareholders, directors, board of directors, and auditors are to the financial statements, share capital, securities (including shares, options and warrants), shareholders, directors, board of directors, and auditors of ECARX Holdings, respectively;
“ECARX Holdings” means ECARX Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“ECARX Options” means all outstanding options exercisable to purchase shares of ECARX Holdings;
“First Effective Time” means the effective time of the First Merger;
“First Merger” means the merger between Merger Sub 1 and COVA, with COVA as a wholly owned subsidiary of ECARX Holdings;
“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of shares of ECARX Holdings (i) that are issued and outstanding immediately prior to the Re-designation and (ii) that are issuable upon the exercise of all ECARX Options and other equity securities of ECARX Holdings that are issued and outstanding immediately prior to the Re-designation (whether or not then vested or exercisable as applicable), minus (b) the shares of ECARX Holdings held by it or any subsidiary of ECARX Holdings (if applicable) as treasury shares;
“Geely Holding” means Zhejiang Geely Holding Group Co., Ltd;
“Investor Notes” means the convertible notes issued by ECARX Holdings under the Investor Note Purchase Agreement to certain institutional investors in the aggregate principal amount of US$65 million;
“Investor Note Purchase Agreement” means the convertible note purchase agreement dated October 25, 2022 and entered into between ECARX Holdings and certain institutional investors in respect of the Investor Notes;
“IPO” means COVA’s initial public offering, which was consummated on February 9, 2021;
“Lotus Note” means the convertible note issued by ECARX Holdings under the Lotus Note Purchase Agreement to Lotus Technology Inc. in the aggregate principal amount of US$10 million;
“Lotus Note Purchase Agreement” means the convertible note purchase agreement dated May 9, 2022 and entered into between ECARX Holdings and Lotus Technology Inc. in respect of the Lotus Note;
“mainland China subsidiaries” means the subsidiaries of ECARX Holdings in mainland China;
“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 26, 2022 by and among COVA, ECARX Holdings, Merger Sub 1, and Merger Sub 2;
“Merger Sub 1” means Ecarx Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of ECARX Holdings;
“Merger Sub 2” means Ecarx&Co Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of ECARX Holdings;
“Mergers” means, collectively, the First Merger and the Second Merger; “Nasdaq” means The Nasdaq Stock Market LLC;
“Ordinary Shares” means, collectively, Class A Ordinary Shares and Class B Ordinary Shares;
“PCAOB” means the Public Company Accounting Oversight Board;
“Recapitalization” means (i) the recapitalization of authorized issued ordinary shares of ECARX immediately following the Re-designation and prior to the First Effective Time by way of a repurchase in exchange for issuance of such number of Class A Ordinary Shares and Class B Ordinary Shares, in each case, equal to the Recapitalization Factor, and (ii) the adjustment of each ECARX Options issued and outstanding immediately prior to the Recapitalization, such that each ECARX Option shall be exercisable for that number of Class A Ordinary Shares equal to the product of (A) the number of ECARX shares subject to such ECARX Option immediately prior to the Recapitalization multiplied by (B) the Recapitalization Factor (such product rounded down to the nearest whole number), and the per share exercise price for each Class A Ordinary Share issuable upon exercise of the ECARX Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each ECARX share subject to such ECARX Option immediately prior to the First Effective Time by (y) the Recapitalization Factor;

“Recapitalization Factor” means the number resulting from dividing (i) US$3,400,000,000, being the pre- money equity value of ECARX as agreed between ECARX and COVA, by (ii) the product of (x) the Fully-Diluted Company Shares, and (y) US$10.00.
“Re-designation” means the re-designation of authorized share capital of ECARX immediately following the Preferred Share Conversion but immediately prior to the Recapitalization as follows: (A) each of the issued and outstanding ordinary shares of ECARX (other than the Co-Founder Shares) and each of 7,766,956,008 authorized but unissued ordinary share of ECARX Holdings shall be re-designated as one Class A Ordinary Share, where each Class A Ordinary Share shall entitle its holder to one vote on all matters subject to vote at general meetings of ECARX Holdings; (B) each of the issued and outstanding Co-Founder Shares and each of the 958,958,360 authorized but unissued ordinary shares of ECARX shall be re-designated as one Class B Ordinary Share, where each Class B Ordinary Share shall entitle its holder to ten votes on all matters subject to vote at general meetings of ECARX Holdings; and (C) 1,000,000,000 authorized but unissued ordinary shares of ECARX Holdings shall be re-designated as shares of par value of US$0.000005 each of such class or classes (however designated) as the board of directors of ECARX Holdings may determine in accordance with its seventh amended and restated memorandum and articles of association;
“Renminbi” or “RMB” means the legal currency of mainland China;
“Restructuring” means a series of transactions ECARX has implemented to restructure its organization and business operations in early 2022;
“SEC” means the U.S. Securities and Exchange Commission;
“Second Merger” means the merger between Surviving Entity 1 and Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of ECARX Holdings;
“Sponsor” means COVA Acquisition Sponsor LLC, a Cayman Islands limited liability company;
“Strategic Investors” means Luminar Technologies, Inc. and Geely Investment Holding Ltd.;
“Strategic Investment Agreements” means certain strategic investment agreements entered into between the Strategic Investors, on the one hand, and ECARX Holdings, on the other hand, concurrently with the execution of the Merger Agreement;
“Surviving Entity 1” means the surviving entity of the First Merger; “Surviving Entity 2” means the surviving entity of the Second Merger;
“Units” means the units issued in the IPO, each consisting of one COVA Public Share and one-half of one COVA Public Warrant;
“U.S. Dollars,” “USD,” “US$,” and “$” means United States dollars, the legal currency of the United States;
“U.S. GAAP” means accounting principles generally accepted in the United States of America;
“VIE” means variable interest entity. “Our VIE,” “our former VIE,” or “Hubei ECARX” means Hubei ECARX Technology Co., Ltd., a former consolidated variable interest entity of ECARX; and
“Warrant Agreement” means the Warrant Agreement, dated as of February 4, 2021, by and between COVA and Continental, as warrant agent, as amended and assigned to ECARX Holdings pursuant to the Assignment, Assumption and Amendment Agreement by and among COVA, ECARX Holdings, and Continental dated as of December 20, 2022.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in or incorporated into this prospectus. You should carefully consider, among other things, our consolidated financial statements and the related notes, “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” in the 2022 20-F which is herein incorporated by reference. For additional information, see “Where You Can Find Additional Information” in this prospectus.
Overview
Our vision is to power a better, more sustainable life through smart mobility. Our mission is to shape the future bond between people and cars by rapidly advancing the technology at the heart of smart mobility.
ECARX was founded in 2017 by renowned Chinese entrepreneurs Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen to develop a full stack automotive computing platform to reshape the global mobility market. We are transforming vehicles into seamlessly integrated information, communications and transportation devices. We are shaping the interaction between people and cars by rapidly advancing the technology at the heart of smart mobility. Our current core products include infotainment head units, digital cockpits, vehicle chip-set solutions, a core operating system and integrated software stack. Beyond this, we are developing a full-stack automotive computing platform.
We have established a successful track record during the six years since our inception. As of December 31, 2022, there were more than 4.7 million vehicles on the road with ECARX products and solutions onboard. As of December 31, 2022, we had a team of 1,501 full-time employees globally, among which approximately 73% belong to our R&D division, providing the foundation for us to serve 21 vehicle brands across Asia-Pacific and Europe.
Automotive Computing Platform
Infotainment Head Unit (“IHU”):   As the foundation for the development of our automotive computing platform, our IHU supports Around View Monitoring (“AVM”) integration, augmented reality navigation, local-end natural language understanding (“NLU”) and natural language processing (“NLP”) in addition to regular infotainment functions such as speech assistant service, navigation service, and multi-media. As we have continued to upgrade and revolutionize our products, our IHU product line now consists of a series IHU models, ranging from IHU 1.0 to IHU 5.0.
Digital Cockpit:   We started the development effort of our Digital Cockpit product in 2019. By breaking the boundaries of various silos, we were able to run multiple systems simultaneously on a single SoC platform, thereby reducing the complexity of the system and consolidating ECUs without sacrificing functionalities. Our Digital Cockpit products allow our collaborating with automotive developers to manage fewer platforms and toolsets, add new features, and integrate the next-generation in-vehicle experience with reduced development and manufacturing timeframe and costs. It also allows OEMs to respond faster to customer demands for new apps and services, which is a key step in the transition towards software-defined vehicles. Our Digital Cockpit products offer more advanced features such as driver information module, heads-up display, rear seat entertainment, multiple-displays, multi-zone voice recognition, full 3D user experience, and global function support. Our first-generation and second-generation Digital Cockpit products were powered by our E03 Core Module and the Qualcomm® Snapdragon SA8155P, respectively, have been deployed on Geely and Lynk & Co models since July 2021.
Automotive Central Computing Platform:   We plan to launch the Automotive Central Computing Platform to move from a domain-based E/E architecture to a more centralized computing platform that uses less harness and consolidates software in fewer ECUs. We are developing the Automotive Central Computing Platform to allow for better integration of different domains including the cockpit, ADAS, and other vehicle management functions such as powertrain, chassis and battery management. We plan for the Automotive Central Computing Platforms to feature greater compatibility with more software offerings and better support over-the-air upgrades, vehicle-to-everything communication, auto-parking, climate control, vehicle body control, and Navigation on Pilot functions. Our first-generation of Automotive Central Computing Platform is in development and will utilize the E04 Core Module, Antora1000.
SoC (System on a Chip) Core Modules
SoC technology has been the key component of our technology portfolio from the early stages of ECARX. We started out by working with several semiconductor companies, providing automotive application inputs and collaborating to ensure the SoC Core Modules meet automotive requirements. Our current production E-Series (E01, E02 and E03) Core Modules are utilized in our IHU and Digital Cockpit platforms.
We are the largest shareholder of SiEngine and we have developed our next-generation E04 and dual E04 Core Modules, in collaboration with SiEngine, based on SiEngine’s SE1000 SoC which was taped out in June 2021.
Operating System (“OS”)
The OS is another building block of our technology platform. Our OS efforts are focused on maximizing the power of ECARX SoC Core Modules and enabling application developers to build innovative functions and applications for the devices powered by ECARX SoC Core Modules.
We started with the intelligent cockpit domain, where we built OS components to bridge the functionalities of SoC and hardware with upper level services and applications. Further, we extended the functions of Google’s Android for Automotive so application developers can access more features. We are working to expand our OS coverage beyond the digital cockpit domain, to also include vehicle domains with safety OS for automotive grade functional safety, and an advanced OS for ADAS and unsupervised highway driving, focusing on safety and security.
While we are working on an OS to cover each application domain, we are also developing our own cross domain software architecture and components to address the challenges facing advanced automotive systems such as our Automotive Central Computing Platform. Our OS architecture provides a platform framework for the cross-domain integration of kernel components for smart digital cockpit and signifies progress towards the standardization and enhanced reusability of components across different systems and hardware platforms. OS components can be individually selected and combined to achieve high levels of customization. As a result, our OS is highly scalable and capable of significantly lowering the development timeframe and associated costs.
We established a joint venture, HaleyTek, with Volvo Cars, in 2021 to develop an OS for digital cockpits suitable for multiple vehicle platforms aimed at addressing the global market.
Software Stack
We provide a service software framework to connect the application layer to the OS layer of the overall cockpit system, in addition to a host of digital cockpit applications that can be further categorized as customized auto API service and localization functions. We are also developing software to deliver ADAS and unsupervised highway driving features as well as control over key vehicle systems to enable functionality and improve performance (such as functional safety).
On March 24, 2023 at the Company’s Tech Day held in Wuhan, China, the Company announced a new product line up consisting of the following elements:
Antora Series:   ECARX Antora series, is an integrated cockpit computing platform, specifically designed to increase the overall computing power of a car and meet the increasing system on a chip demand in the EV market. Antora 1000 and Antora 1000 Pro enable groundbreaking data transmission rates while reducing power consumption and supporting rich hardware configurations.
Makalu:   ECARX Makalu, is one of the most powerful, intelligent vehicle cockpit platforms available today, delivering server-level performance, realtime 3D environment rendering, 3D gaming and surrounding spatial audio made to power performance and enrich the user experience.

Super Brain:   ECARX Super Brain, an all-in-one central computing platform that brings AI performance to its full potential, integrating the cockpit, driving, and vehicle control with our full-stack hardware and software solutions. The Super Brain will enable improvements in the performance and efficiency of the E/E architecture and drive the evolution from intelligent EVs to intelligent mobile devices.
Cloudpeak:   ECARX Cloudpeak, a cross domain system capability foundation built by our global R&D teams in collaboration with HaleyTek, the joint venture between ECARX and Volvo Cars. The systems architecture is built to fully meet the functional safety and information security requirements of vehicles supporting multiple operating systems and the global mobility ecosystem. It meets both national and international safety standards and is compliant with EAL4 security certification.
Our Competitive Strengths
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Established business well positioned to capture significant and rapidly growing addressable markets

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Automotive computing platform technology built from SoC level up

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Full stack solution with strong software capability

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Uniquely informed by strong OEM partnerships for expansion into international intelligent vehicle market

•
Visionary founders and management team with deep international industry know-how

Our Strategies
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Continue to build our technology platform, including our Automotive Central Computing Platform, based on the ECARX SoC Core Modules, operating system, software, and tool chain

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Continue the development of ECARX automotive software stack to address major domains of automotive applications

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Continue to empower Geely Holding and its ecosystem OEMs

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Capitalize on our established operations to expand our global customer base

Our Corporate Structure
ECARX Holdings is not a Chinese operating company but a Cayman Islands holding company. We conduct operations through our subsidiaries, with our operations in China currently being conducted by our PRC subsidiaries. Investors in the Class A Ordinary Shares or in ECARX Holdings are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. This holding company structure involves unique risks to investors. As a holding company, ECARX Holdings may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder our ability to conduct our business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could cause the value of our securities to significantly decline or become worthless.
Historically, we conducted our operations in China through our PRC subsidiaries and through Hubei ECARX, with which we, our subsidiary, and the nominee shareholders of Hubei ECARX entered into certain contractual arrangement. PRC laws, regulations, and rules restrict and impose conditions on foreign investment in certain types of businesses, and we operated certain businesses, including businesses that were subject to such restrictions and conditions in China such as surveying and mapping services and ICP businesses, through our VIE. We did not own an equity interest in our VIE or its subsidiaries and relied on the contractual arrangements to direct the business operations of our VIE. Such structure enables investors to invest in China-based companies in sectors where foreign direct investment is prohibited or restricted under PRC laws and regulations. Following a restructuring in 2022 (the “Restructuring”), the contractual arrangement was terminated and currently we do not have any VIE in China.

The following diagram illustrates our corporate structure, including our principal and other subsidiaries as of the date of this prospectus.

ECARX Holdings Inc.
(Cayman Islands)
100%
Future Magic Capital Limited
(British Virgin Islands)
100%
ECARX Group Limited
(British Virgin Islands)
100%
Ecarx&Co Limited
(Cayman Islands)
100%
Mobile & Magic Limited
(Hong Kong)
100%
ECARX Technology Limited
(Hong Kong)
100%
ECARX Limited
(United Kingdom)
100%
ECARX Americas Inc.
(United States)
100%
ECARX Europe AB
(Sweden)
Outside Mainland China
Mainland China
100%
ECARX (Wuhan) Technology Co., Ltd. (亿咖通 (武汉) 科技有限公司)
100%
ECARX (Hubei) Tech Co., Ltd. (亿咖通 (湖北) 技术有限公司)
100%
ECARX (Shanghai) Technology Co., Ltd (亿咖通 (上海) 科技有限公司)
100%
ECARX (Shanghai) Tech Co., Ltd. (亿咖通 (上海) 技术有限公司)
100%
ECARX (Beijing) Technology Co., Ltd. (亿咖通 (北京) 科技有限公司)
100%
ECARX (Shanghai) Smart Tech Co., Ltd. (亿咖通 (上海) 智能技术有限公司)

Cash Transfers and Dividend Distribution
Cash is transferred from ECARX Holdings to our subsidiaries through capital contributions, loans, and inter-company advances. In addition, cash may be transferred among our subsidiaries, through capital contributions, loans and settlement of transactions. Under our cash management policy, the amount of inter-company transfers of funds is determined based on the working capital needs of the subsidiaries and inter-company transactions, and is subject to internal approval processes and funding arrangements. Our management regularly reviews and monitors the cash flow forecast and working capital needs of our subsidiaries.
Advances and loans.   In 2020, ECARX Holdings made advances in the principal amount of US$15.0 million to a subsidiary and an intermediary holding company of ours, ECARX Technology Limited. In 2021 (i) ECARX Holdings made advances in the principal amount of US$478.5 million to ECARX Technology Limited and provided loans in the principal amount of US$11.0 million to our subsidiaries ECARX Limited and ECARX Europe AB, and (ii) ECARX Technology Limited provided a loan in the principal amount of US$2.3 million to our subsidiary, ECARX Europe AB, which has been fully repaid. In 2022, (i) ECARX Holdings made advances in the principal amount of US$50.9 million to ECARX Technology Limited, and (ii) ECARX Holdings provided loans in the principal amount of US$3.0 million to ECARX Europe AB, (iii) ECARX Holdings provided loans in the principal amount of US$35.0 million to ECARX (Hubei) Tech Co., Ltd., (iv) ECARX Holdings made advances in the principal amount of US$21.0 million to ECARX Group Limited, and (v) ECARX Holdings received US$8.8 million as repayment from ECARX Europe AB.
Capital contribution.   In 2021, ECARX Technology Limited made capital contribution of US$7.6 million, US$250.0 million, and US$75.0 million to our subsidiaries, ECARX Europe AB, ECARX (Wuhan) Technology Co., Ltd. and ECARX (Hubei) Tech Co., Ltd., respectively. In 2021, ECARX (Wuhan) Technology Co., Ltd., a subsidiary of ours, made capital contribution of RMB10.0 million to ECARX (Shanghai) Technology Co., Ltd., another subsidiary of ours. In 2022, ECARX Technology Limited made capital contribution of US$14.6 million and US$25.0 million to its subsidiaries, ECARX Limited and ECARX (Hubei) Tech Co., Ltd., respectively.
Cash transfers involving Hubei ECARX, the former VIE.   In 2020, 2021, and 2022, Hubei ECARX received nil, RMB2.1 billion and RMB157 million (US$22.8 million) in the form of loans from our subsidiaries, respectively. In 2020 and 2021, subsidiaries of Hubei ECARX made payments totaling US$0.7 million and US$1.7 million to ECARX Technology Limited relating to certain sales transactions. In 2022, Hubei ECARX, ECARX Technology and ECARX (Hubei) Tech Co. made payments totaling RMB36.1 million, US$2.2 million, and RMB60.0 million, respectively, to ECARX Europe AB relating to certain R&D expense.
We, our subsidiaries, and consolidated VIEs have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends in the future will be at the discretion of our board of directors.
We are subject to various restrictions on inter-company fund transfers and foreign exchange control.
Dividends.   ECARX Holdings is a holding company and may rely on dividends and other distributions on equity paid by our mainland China subsidiaries for its cash and financing requirements. Restrictions on the ability of our mainland China subsidiaries to pay dividends to an offshore entity primarily include: (i) our mainland China subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with accounting standards and regulations in mainland China; (ii) each of our mainland China subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) our mainland China subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by our mainland China subsidiary upon dividend remittance. Such restrictions could have a material and adverse effect on the ability of ECARX Holdings to distribute profits to its shareholders. Under Cayman Islands Law, while there are no exchange control regulations or currency restrictions, ECARX Holdings is also subject to certain restrictions under Cayman Islands law on dividend distribution to its shareholders, namely that it may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in ECARX Holdings being unable to pay its debts as they fall due in the ordinary course of business.
Capital expenses.   Approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, our mainland China subsidiaries are required to obtain approval from the State Administration of Foreign Exchange, or SAFE, or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi.
Shareholder loans and capital contributions.   Loans by us to our mainland China subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from us to our mainland China subsidiaries is required to be registered with the competent government authorities in mainland China.
Arrangements with Respect to Certain Personal Data
In response to the move by PRC government authorities to tighten the regulatory framework governing data security, cybersecurity and privacy, in September 2021 we initiated an internal process to transfer the rights of our PRC subsidiaries and of the VIE to access and process personal data relevant to their respective business operations to Zhejiang Huanfu Technology Co., Ltd. (“Zhejiang Huanfu”). The transfer was completed in December 2021 and as of the date of this prospectus, our mainland China subsidiaries do not have any right to access or process any personal data other than certain employee personal data and certain vehicle identification numbers provided by OEMs in association with our provision of product repair and maintenance services. In January 2022, we entered into a procurement framework agreement with Zhejiang Huanfu and concluded several procurement-related contracts pursuant to the procurement framework agreement for the sole purpose of contracting Zhejiang Huanfu to discharge our outstanding obligations to provide certain data-related services to our customers.
Permission Required from the PRC Authorities for Our Operations
We conduct our operations in China through our PRC subsidiaries. Each of our mainland China subsidiaries is required to obtain, and has obtained, a business license issued by the PRC State Administration for Market Regulation and its local counterparts (the “SAMR”). Our mainland China subsidiaries are also required to obtain, and have obtained, additional operating licenses and permits in connection with their operations, including but not limited to the model confirmation, compulsory product certifications, and network connection licenses for certain of our products. None of our mainland China subsidiaries has been subject to any penalties or other disciplinary actions from any authority in mainland China for the failure to obtain or insufficiency of any approvals or permits in connection with the conduct of its business operations as of the date of this prospectus.
The PRC government has recently sought to exert more control and impose more restrictions on mainland China-based issuers raising capital overseas and such efforts may continue or intensify in the future. On July 6, 2021, the relevant PRC authorities promulgated the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, which emphasized the need to strengthen the supervision over overseas listings by mainland China-based companies. Effective measures, such as promoting the establishment of relevant regulatory systems, are to be taken to deal with the risks and incidents of mainland China-based overseas-listed companies, cybersecurity and data privacy protection requirements, and similar matters. The revised Measures for Cybersecurity Review issued by the CAC, and several other administrations on December 28, 2021 (which took effect on February 15, 2022) require that, both critical information infrastructure operators purchasing network products or services that affect or may affect national security and “online platform operators” carrying out data processing activities that affect or may affect national security should be subject to the cybersecurity review. On February 17, 2023, the CSRC released several regulations regarding the filing requirements for overseas offerings and listings by mainland China-based issuers, including the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines (collectively, the “Overseas Listing Filing Rules”), which took effect on March 31, 2023. According to the Overseas Listing Filing Rules, mainland China-based issuers like us that have completed overseas listings are not required to file with CSRC immediately, but must carry out filing procedures as required if we conduct refinancing or if other circumstances arise, which will require us to make a filing with the CSRC. Any failure to obtain or delay in obtaining such approval or completing such procedures could subject us to restrictions and penalties imposed by the CSRC, the CAC, or other PRC regulatory authorities, which could include fines and penalties on our operations in China, delays of or restrictions on the repatriation of the proceeds from our overseas offerings into China, or other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with our offerings under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to our offerings, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities” in the 2022 20-F.
If (i) we do not receive or maintain any permits or approvals required of us, (ii) we inadvertently concluded that certain permits or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permits or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless” in the 2022 20-F.
The Business Combination and Related Transactions
On December 20, 2022, ECARX Holdings consummated the previously announced business combination with COVA, pursuant to the Merger Agreement.
On the Closing Date and immediately prior to the First Effective Time, (i) the seventh amended and restated memorandum and articles of association of ECARX Holdings were adopted and became effective; (ii) each of the preferred shares of ECARX Holdings that was issued and outstanding immediately prior to the First Effective Time was re-designated and re-classified into one ordinary share of ECARX Holdings on a one-for-one basis (the “Preferred Share Conversion”); (iii) immediately following the Preferred Share Conversion but immediately prior to the Recapitalization, the authorized share capital of ECARX Holdings was re-designated as follows: (A) each of the issued and outstanding ordinary shares of ECARX Holdings (other than the Co-Founder Shares) and each of 7,766,956,008 authorized but unissued ordinary shares of ECARX Holdings was re-designated as one Class A Ordinary Share; (B) each of the issued and outstanding Co-Founder Shares and each of the 958,958,360 authorized but unissued ordinary shares of ECARX Holdings was re-designated as one Class B Ordinary Share; and (C) 1,000,000,000 authorized but unissued ordinary shares of ECARX Holdings were re-designated as shares of par value of US$0.000005 each of such class or classes (however designated) as the board of directors of ECARX Holdings may determine in accordance with the seventh amended and restated memorandum and articles of association of ECARX Holdings; and (iv) (A) each issued and outstanding ordinary shares of ECARX Holdings immediately following the Re-designation and prior to the First Effective Time was recapitalized by way of a repurchase in exchange for issuance of such number of Class A Ordinary Shares and Class B Ordinary Shares, in each case, equal to the Recapitalization Factor; (B) each ECARX Option issued and outstanding immediately prior to the Recapitalization was adjusted to give effect to the foregoing transactions, such that each ECARX Option shall be exercisable for that number of Class A Ordinary Shares equal to the product of (a) the number of shares of ECARX Holdings subject to such ECARX Option immediately prior to the Recapitalization multiplied by (b) the Recapitalization Factor (such product rounded down to the nearest whole number), and the per share exercise price for each Class A Ordinary Share issuable upon exercise of the ECARX Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the per share exercise price for each share of ECARX Holdings subject to such ECARX Option immediately prior to the First Effective Time by (z) the Recapitalization Factor.
In addition, pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each COVA Founder Share outstanding immediately prior to the First Effective Time was automatically converted into one COVA Public Share in accordance with the terms of the Amended and Restated Memorandum and Articles of Association of COVA (such automatic conversion, the “COVA Class B Conversion”); (ii) at the First Effective Time, each Unit issued and outstanding immediately prior to the First Effective Time was automatically detached and the holder thereof was deemed to hold one COVA Public Share and one-half of one COVA Public Warrant in accordance with the terms of the applicable Unit (the “Unit Separation”) (with no fractional COVA Public Warrants issued in connection with the Unit Separation and the number of COVA Public Warrants issued to any holder of such Units entitled to receive a fractional COVA Public Warrant upon the Unit Separation was rounded down to the nearest whole number of COVA Public Warrants); (iii) immediately following the Unit Separation and after giving effect to the COVA Class B Conversion, each COVA Public Share (excluding COVA Public Shares that were held by COVA shareholders that validly exercised their redemption rights, Dissenting COVA Shares and COVA treasury shares) issued and outstanding immediately prior to the First Effective Time was cancelled and each holder thereof received one newly issued Class A Ordinary Share; and (iv) each whole warrant of COVA outstanding immediately prior to the First Effective Time ceased to be a warrant with respect to COVA Public Shares and was assumed by ECARX Holdings and converted into a Warrant, subject to substantially the same terms and conditions prior to the First Effective Time.
On the Closing Date, ECARX Holdings issued (i) 5,870,357 Class A Ordinary Shares to then holders of Class A ordinary shares of COVA, including 5,250,000 Class A Ordinary Shares issued to the Sponsor;23,871,971 Warrants to then holders of COVA Public Warrants and COVA Private Warrants; and 282,564,117 Class A Ordinary Shares and 48,960,916 Class B Ordinary Shares to then existing shareholders of ECARX Holdings. Additionally, on the Closing Date, and in connection with the closing of the Business Combination, ECARX Holdings also issued (i) 3,500,000 Class A Ordinary Shares to the Strategic Investors, and (ii) 1,052,632 Class A Ordinary Shares to Lotus.
Emerging Growth Company
We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the first sale of our Ordinary Shares pursuant to an effective registration statement; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which would occur if the market value of our common equity that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.
As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Foreign Private Issuer
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.
Controlled Company
As of April 30, 2023, Mr. Eric Li (Li Shufu), our co-founder, indirectly owned 144,440,574 Class A Ordinary Shares and 24,480,458 Class B Ordinary Shares through entities controlled by him. These Ordinary Shares represent approximately 50.03% of the aggregate voting power of our total issued and outstanding share capital. As a result, we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Securities — We are a ‘controlled company’ within the meaning of Nasdaq corporate governance rules, which could exempt us from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies” in the 2022 20-F.
Our Corporate Information
ECARX Holdings was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on November 12, 2019. The mailing address of our principal executive office is 2nd Floor South, International House, 1 St. Katharine’s Way, London E1W 1UN, United Kingdom, and its phone number is +44 744 3344 353. Our corporate website address is https://www.ecarxgroup.com/. The information contained in, or accessible through, our website does not constitute a part of this prospectus. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, N.Y. 10168.
Summary Risk Factors
Investing in our securities entails a high degree of risk as more fully described under “Risk Factors” and under “Item 3. Key Information — D. Risk Factors” in the 2022 20-F. You should carefully consider such risks before deciding to invest in our securities.
Risks Relating to Our Business and Industry
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We have a limited operating history and face significant challenges in a fast-developing industry.

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If our solutions do not appropriately address the evolution of the automotive industry or automotive intelligence technologies, our business could be adversely affected.

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Changes in automobile sales and market demand can adversely affect our business.

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Disruptions in the supply of components or the underlying raw materials used in our products may materially and adversely affect our business and profitability.

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A reduction in the market share or changes in the product mix offered by our customers could materially and adversely affect our business, financial condition, and results of operations.

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The automotive intelligence industry is highly competitive, and we may not be successful in competing in this industry.

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We had negative net cash flows from operations in the past and have not been profitable, which may continue in the future.

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We currently have a concentrated customer base with a limited number of key customers, particularly including certain of our related parties such as Geely Holding’s subsidiaries. The loss of one or more of our key customers, or a failure to renew our agreements with one or more of our key customers, could adversely affect our results of operations and ability to market our products and services.

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We are subject to risks and uncertainties associated with international operations, which may harm our business.

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Our automotive intelligence technologies and related hardware and software could have defects, errors, or bugs, undetected or otherwise, which could create safety issues, reduce market adoption, damage our reputation with current or prospective customers, or expose us to product liability and other claims that could materially and adversely affect our business, financial condition, and results of operations.
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We rely on our business partners and other industry participants. Business collaboration with partners is subject to risks, and these relationships may not lead to significant revenue. Any adverse change in our cooperation with our business partners could harm our business.

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Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.

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Our operations had been and may continue to be adversely affected by COVID-19 pandemic.

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We are subject to risks relating to the Restructuring.

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We may not be able to realize the potential financial or strategic benefits of business ventures, acquisitions or strategic investments and we may not be able to successfully integrate acquisition targets, which could impact our ability to grow our business, develop new products or sell our products.

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We may incur material losses and costs as a result of warranty claims, product recalls, and product liabilities that may be brought against us.

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Our business is subject to complex and evolving laws and regulations regarding cybersecurity, privacy, data protection and information security in China and elsewhere. Any privacy or data security breach or any failure to comply with these laws and regulations could damage our reputation and brand, result in negative publicity, legal proceedings, increased cost of operations, warnings, fines, service or business suspension, or otherwise harm our business and results of operations.

Risks Relating to Doing Business in China
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The PRC government has significant oversight and discretion over our business operations, and it may influence or intervene in our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities.

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Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

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The approval of and filing with the CSRC or other PRC government authorities may be required in connection with our offerings under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to our offerings, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities.

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The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections.

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Our securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment.

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Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

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The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC domestic companies, which could make it more difficult for us to pursue growth through acquisitions in China.

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Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted 2019 PRC Foreign Investment Law and its Implementation Rules.

Risks Relating to Our Securities
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The price of our securities may be volatile, and the value of our securities may decline.

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A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

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If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

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Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our securities to fall.

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Future issuance of Ordinary Shares will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

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Exercise of the Warrants could increase the number of Class A Ordinary Shares eligible for future resale in the public market and result in dilution to its shareholders.

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The Warrants may never be in the money, and they may expire worthless.

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We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

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Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may consider beneficial.

For additional detail on these and other risks, see “Risk Factors” starting on page 14 of this prospectus.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Class A Ordinary Shares and Warrants.
Securities being registered
(i) 286,524,283 Class A Ordinary Shares; (ii) 23,871,971 Class A Ordinary Shares issuable upon the exercise of the Warrants; and (iii) 8,872,000 Warrants.
Issuance of Ordinary Shares upon exercise of Warrants
Ordinary Shares outstanding prior to exercise of Warrants
288,434,474 Class A Ordinary Shares and 48,960,916 Class B Ordinary Shares.
Ordinary Shares issuable upon exercise of all Warrants
23,871,971 Class A Ordinary Shares.
Use of proceeds
We will receive up to an aggregate of approximately US$274,527,666 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is US$11.50 per share, subject to adjustment as described herein, and the closing price of the Class A Ordinary Shares on Nasdaq on May 10, 2023 was US$4.70 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. See the section titled “Use of Proceeds.”
Resale of Ordinary Shares and Warrants
Ordinary Shares offered by the Selling Securityholders
Up to 286,524,283 Class A Ordinary Shares, which includes:
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68,654,681 Class A Ordinary Shares beneficially owned by SHINE LINK VENTURE LIMITED and Baidu (Hong Kong) Limited, which were originally acquired prior to the Closing Date,

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144,440,574 Class A Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and 48,960,916 Class A Ordinary Shares issuable upon the conversion of 48,960,916 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and Jie&Hao Holding Limited, which were originally acquired prior to the Closing Date,

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5,250,000 Sponsor Shares issued to the Sponsor on the Closing Date in exchange for the Class B ordinary shares of COVA;

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8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants;

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3,500,000 Class A Ordinary Shares issued to the Strategic Investors on the Closing Date;

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1,052,632 Class A Ordinary Shares issued to Lotus on the Closing Date; and

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5,793,480 Class A Ordinary Shares issuable upon conversion of the Investor Notes issued to the CB Investors.

Warrants offered by the Selling Securityholders
Up to 8,872,000 Sponsor Warrants.
Offering price
The Registered Securities offered by this prospectus may be offered, sold or distributed from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution.”
Use of proceeds
We will not receive any proceeds from the sale of the securities to be offered by the Selling Securityholders.
Dividend Policy
ECARX Holdings, our subsidiaries, and Hubei ECARX have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
Market for the Class A Ordinary Shares and Warrants
The Class A Ordinary Shares and Warrants are listed on Nasdaq under the trading symbols “ECX” and “ECXWW,” respectively.
Risk factors
Prospective investors should carefully consider the “Risk Factors” and “Item 3. Key Information — D. Risk Factors” in the 2022 20-F which is herein incorporated by reference for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS
You should consider carefully the risks described below and the risks described under “Item 3. Key Information — D. Risk Factors” in the 2022 20-F, which is herein incorporated by reference. In addition, you should consider the risk factors in any prospectus supplement.
Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.
Risks Relating to Our Securities
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our securities to fall.
Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to (i) 286,524,283 Class A Ordinary Shares constituting approximately 78.1% of the total issued and outstanding ordinary shares of ECARX Holdings as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), and (ii) 8,872,000 Warrants, representing approximately 37.2% of our outstanding Warrants. Mr. Eric Li (Li Shufu), our controlling shareholder, and Mr. Ziyu Shen, our Chairman and Chief Executive Officer, can sell all Ordinary Shares beneficially owned by them under this prospectus, being 168,921,032 Class A Ordinary Shares (including (i) 144,440,574 Class A Ordinary Shares and (ii) 24,480,458 Class A Ordinary Shares issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited, an affiliate of Mr. Eric Li (Li Shufu)) and 24,480,458 Class A Ordinary Shares (issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Jie&Hao Holding Limited, an affiliate of Mr. Ziyu Shen), respectively, and constituting approximately 46.0% and 6.7% of our issued and outstanding Ordinary Shares as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively, so long as the registration statement of which this prospectus forms a part is available for use. The Ordinary Shares beneficially owned by Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen represented 48.2% and 30.3% of the aggregate voting power of our total issued and outstanding share capital as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively. These shares were acquired at prices significantly below the current trading price of the Class A Ordinary Shares.
Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Registered Securities due to the lower price at which they acquired the Registered Securities compared to other public investors and may be incentivized to sell the Class A Ordinary Shares or Warrants when others are not. For example, based on the closing price of the Class A Ordinary Shares and Warrants as referenced above, the Sponsor may experience a potential profit of up to US$4.70 per share on the Sponsor Shares; holders of the Legacy Shares may experience a potential profit up to US$4.70 per share; holders of the Legacy Founder Shares may experience a potential profit ranging from US$3.53 to US$4.30 per share; the Strategic Investors may experience a potential profit on the Strategic Investor Shares if the price of the Class A Ordinary Shares exceeds US$10.00 per share; Lotus Technology Inc. may experience a potential profit on the Lotus Shares if the price of the Class A Ordinary Shares exceeds US$9.50 per share; the CB Investors may experience a potential profit on the CB Conversion Shares if the price of the Class A Ordinary Shares exceeds US$11.50 per share; and the Sponsor may experience a potential profit on the Sponsor Warrants if the price of the Class Ordinary Shares exceeds US$11.50 per share. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.

CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2022 on a historical basis.
The information in this table should be read in conjunction with our financial statements and the related notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2022, which is incorporated by reference into this prospectus, as well as under “Item 5. Operating and Financial Review and Prospects” in the 2022 20-F, which is incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
	As of December 31, 2022
	RMB in thousands	US$ in thousands
Cash and restricted cash	778,341	112,849
Total shareholders’ (deficit) equity	(177,193)	(25,691)
Short-term borrowings from banks	(870,000)	(126,138)
Convertible notes payable, net	(439,869)	(63,775)
Short-term borrowings from related parties	(150,000)	(21,748)
Borrowings and other financial liabilities	(1,459,869)	(211,661)
Total capitalization	(1,637,062)	(237,352)

USE OF PROCEEDS
We will receive proceeds of up to an aggregate of approximately US$274,527,666 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.
We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
ECARX Holdings, our subsidiaries, and Hubei ECARX have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
As a holding company, ECARX Holdings may rely on dividends from our subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. Restrictions on the ability of our mainland China subsidiaries to pay dividends to an offshore entity primarily include: (i) the mainland China subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with accounting standards and regulations in mainland China; (ii) each of the mainland China subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the mainland China subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the mainland China subsidiary upon dividend remittance. Under Cayman Islands Law, while there are no exchange control regulations or currency restrictions, ECARX Holdings is also subject to certain restrictions under Cayman Islands law on dividend distribution to its shareholders, namely that it may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in ECARX being unable to pay its debts as they fall due in the ordinary course of business.

BUSINESS
Please refer to “Item 4. Information on the Company — B. Business Overview” and “Item 6. Directors, Senior Management and Employees — D. Employees” of our 2022 20-F which is herein incorporated by reference.

GOVERNMENT REGULATIONS
Please refer to “Item 4. Information on the Company — B. Business Overview — Regulations” of our 2022 20-F which is herein incorporated by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
Please refer to “Item 5. Operating and Financial Review and Prospects” of our 2022 20-F which is herein incorporated by reference.
Liquidity and Capital Resources
Cash flows and working capital
The following table sets forth a summary of our cash flows for the periods indicated.
	For the Year Ended December 31,
	2020	2021	2022
	RMB	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash used in operating activities	(368,046)	(872,325)	(405,765)	(58,833)
Net cash used in investing activities	(91,112)	(1,391,361)	(283,530)	(41,108)
Net cash provided by financing activities	1,138,126	2,192,792	537,767	77,969
Effect of foreign currency exchange rate changes on cash and restricted cash	(10,023)	(32,019)	28,906	4,194
Net increase (decrease) in cash and restricted cash	668,945	(102,913)	(122,622)	(17,778)
Cash and restricted cash at the beginning of the year	334,931	1,003,876	900,963	130,627
Cash and restricted cash at the end of the year	1,003,876	900,963	778,341	112,849
To date, we have funded our operating and investing activities primarily through cash generated from historical financing activities and drawdowns on credit facilities.
In 2020 and 2021, we issued a total of 22,500,000 Series A preferred shares for a total cash consideration of US$180.0 million. In March 2021, we issued 3,356,949 Series A+ preferred shares for a total cash consideration of US$28.2 million. In May 2021, we issued 5,043,104 Series Angel Preferred Shares for a total cash consideration of US$12.7 million to certain investor. In May 2021, we issued 21,255,132 Series A+ preferred shares for a total cash consideration of US$178.5 million. In December 2021, we issued 7,164,480 Series A++ Preferred Shares to certain investors for a total cash consideration of US$71.0 million. In September 2021, we issued 4,321,521 Series B Preferred Shares for a total cash consideration of US$50.0 million. In December 2021, we issued 2,160,760 Series B Preferred Shares for a total cash consideration of US$25.0 million.
In July 2020, we entered into a credit facility agreement with China Merchant Bank under which we were granted a credit line of RMB200 million. We have drawn an aggregate amount of RMB181 million from the facility as working capital loan and any outstanding amount under the facility has been fully repaid as of the date of this prospectus.
In February 2021, we entered into a credit facility agreement with the China Merchant Bank under which we were granted a credit line of RMB400 million. In April 2021, we entered into a working capital loan agreement with the Industrial Bank for a loan facility of up to a principal amount of RMB300 million. The loan bore interest at Loan Prime Rate of one-year term grade minus 0.25% per annum. These facilities were fully drawn down and have been repaid in full.
In April 2022, we were granted a credit line of RMB240 million for a term of one year from China CITIC Bank. In June 2022, we were granted a credit line of RMB680 million for a term of one year from the Industrial Bank and we entered into a one-year term loan agreement with the Industrial Bank under the credit line for a principal amount of RMB480 million bearing interest at Loan Prime Rate of one-year term grade plus 0.68% per annum.

In May 2022, we completed the private placement of the Lotus Note with an aggregate principal of US$10 million. We issued 1,052,632 Class A Ordinary Shares to Lotus Technology Inc. on the closing date of the Business Combination as a result of the automatic conversion, at a conversion price of US$9.50, of the US$10 million aggregate principal amount of the Lotus Note.
In October 2022, we completed the private placement of the Investor Notes with an aggregate principal of US$65 million and the US$65 million we received from the Investor Notes increased our debt by US$65 million. The Investor Notes are due to mature on November 8, 2025 and bear interest at a rate of 5% per annum. Each holder of an Investor Note has the right from time to time to convert all or any portion of the Investor Note into fully paid and non-assessable Class A Ordinary Shares at a conversion price equal to US$11.50 per share, subject to customary adjustments on the conversion price and certain limitations on the conversion right as described in the Investor Note. The US$11.50 conversion price of the Investor Notes is below the current trading price of the Class A Ordinary Shares on Nasdaq, and we believe it is unlikely that the Investor Notes will be converted unless the market price of the Class A Ordinary Shares exceeds US$11.50.
In December 2022, we entered into a working capital loan agreement with the Industrial Bank for a one-year term loan of a principal amount of RMB300 million. The loan bore interest at Loan Prime Rate of one-year term grade plus 0.65% per annum. These facilities were fully drawn down and are repayable in December 2023.
In connection with the Business Combination, holders of 29,379,643 Class A ordinary shares of COVA exercised their right to redeem their shares for cash at a redemption price of approximately US$10.13 per share, for an aggregate redemption amount of US$297,518,700.03, representing approximately 98% of the total COVA Class A Shares then outstanding. We raised gross cash proceeds of approximately US$26 million in connection with the Business Combination, including US$20 million from Geely Investment Holding Ltd. upon consummation of the Business Combination on December 20, 2022. We also received US$15 million from Luminar Technologies, Inc. upon consummation of the Business Combination which was paid by Luminar Technologies Inc. by the issuance of 2,030,374 of its shares to us rather than cash.
In December 2022, we disposed of 13.5% of equity interest in Zenseact to Volvo Cars for a total consideration of US$115 million, received in January 2023, while maintaining our strategic collaboration with Zenseact after the sale. In January 2023, we entered into a loan agreement with the Zhejiang Geely Holding Group Co., Ltd for the principal amount of RMB300 million with interests payable quarterly and at the rate of 4.1% per annum. The loan is repayable on June 30, 2024. We have also relied on liquidity provided by revenue generated from our operating activities. Taking into account the source of liquidity discussed above, we have not experienced any material adverse changes in our liquidity position since the completion of the Business Combination.
We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth. Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to (i) 286,524,283 Class A Ordinary Shares constituting (on a post-exercise basis) approximately 78.1% of the total issued and outstanding ordinary shares of ECARX Holdings (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), and (ii) 8,872,000 Warrants, representing approximately 37.2% of our outstanding Warrants, as of April 30, 2023. Mr. Eric Li (Li Shufu), our controlling shareholder, and Mr. Ziyu Shen, our Chairman and Chief Executive Officer, can sell all Ordinary Shares beneficially owned by them under this prospectus, being 168,921,032 Class A Ordinary Shares (including (i) 144,440,574 Class A Ordinary Shares and (ii) 24,480,458 Class A Ordinary Shares issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited, an affiliate of Mr. Eric Li (Li Shufu)) and 24,480,458 Class A Ordinary Shares (issuable upon the conversion of 24,480,458 Class B Ordinary Shares beneficially owned by Jie&Hao Holding Limited, an affiliate of Mr. Ziyu Shen), respectively, and constituting approximately 46.0% and 6.7% of our issued and outstanding Ordinary Shares as of April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively, so long as the registration statement of which this prospectus forms a part is available for use. The Ordinary Shares beneficially owned by Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen represented 48.2% and 30.3% of the aggregate voting power of our total issued and outstanding share capital as of

April 30, 2023 (assuming the exercise of all outstanding Warrants and the conversion of Investor Notes), respectively. Sales of a substantial number of Registered Securities, or the perception that those sales might occur, could result in a significant decline in the public trading price of our securities and could impair our ability to raise capital through the sale or issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our securities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Business and Industry — Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends.” The issuance and sale of additional equity would also result in further dilution to our shareholders. The incurrence of indebtedness would result in increasing fixed obligations and could result in operating covenants that would restrict our operations. The feasibility of such plan is contingent upon many factors out of our control, including the severity of the impact of the COVID-19 pandemic on the Chinese economy and our business operations, which is highly uncertain and difficult to predict.
We will not receive any proceeds from any sale of the Registered Securities by the Selling Securityholders. We will receive proceeds of up to an aggregate of approximately US$274,527,666 from the exercise of the Warrants if all of the Warrants are exercised for cash. However, the exercise price of the Warrants is US$11.50 per share and the closing price of our Class A Ordinary Shares on the Nasdaq on May 10, 2023 was US$4.70 per ordinary share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
We had cash and restricted cash of RMB778.3 million (US$112.8 million) as of December 31, 2022. As of December 31, 2022, RMB740.4 million (US$107.3 million) of our cash and cash equivalents were held in China and RMB472.5 million (US$68.5 million) were denominated in Renminbi. Substantially all of our revenues have been, and we expect to continue to be, denominated in Renminbi. Under existing foreign exchange regulations in mainland China, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our mainland China subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. The ongoing COVID-19 pandemic and resulting economic uncertainty could also adversely affect our liquidity and capital resources in the future, and our cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above.
Operating activities
Net cash used in operating activities decreased by RMB466.6 million (US$67.6 million) from December 31, 2021 to 2022, primarily due to the improved management of our cash conversion cycle.
Net cash used in operating activities for the year ended December 31, 2022 was RMB405.8 million (US$58.8 million), as compared to a net loss of RMB1,541.2 million (US$223.5 million) for the same year. The difference was primarily due to adjustments for non-cash items that primarily include share-based compensation of RMB725.7 million (US$105.2 million), and reduction of carrying amount of right-of-use assets of RMB38.1 million (US$5.5 million), as well as an increase of RMB374.2 million (US$54.3 million) in accounts payable from third parties, and a decrease of RMB283.4 million (US$41.1 million) in accounts receivable from related parties, partially offset by an increase of RMB238.2 million (US$34.5 million) in accounts receivable from third parties and a decrease of RMB237.3 million (US$34.4 million) in contract liabilities from related parties.
Net cash used in operating activities increased by RMB504.3 million from 2020 to 2021, primarily due to an increase in research and development expenses, the dedication of significant resources towards research and development efforts and substantial investment in recruiting talent to support continued innovation.
Net cash used in operating activities for the year ended December 31, 2021 was RMB872.3 million, as compared to a net loss of RMB1,185.4 million for the same year. The difference was primarily due to adjustments for non-cash items that primarily include share-based compensation of RMB179.9 million, and change in fair value of warrant liabilities of RMB111.3 million, as well as an increase of RMB353.7 million in contract liabilities from related parties, and an increase of RMB186.0 million in accrued expenses and other current liabilities, partially offset by a decrease of RMB218.1 million in accounts payable to related parties, a decrease of RMB144.5 million in notes payable, and an increase of RMB111.0 million in prepayments and other current assets.
Net cash used in operating activities for the year ended December 31, 2020 was RMB368.0 million, as compared to a net loss of RMB440.0 million for the same year. The difference was primarily due to adjustments for non-cash items that primarily include depreciation and amortization of RMB59.0 million, amortization of debt issuance costs of RMB55.4 million, unrealized exchange gains of RMB55.2 million, write-down of inventories of RMB44.1 million, as well as cash released from a decrease in working capital mainly resulting from a decrease of RMB499.5 million in accounts receivable from third parties, and an increase of RMB111.3 million in notes payable, partially offset by a decrease of RMB811.6 million in accounts payable to third parties and an increase of RMB9.3 million in inventories.
Investing activities
Net cash used in investing activities decreased significantly by RMB1,107.8 million (US$160.6 million) from RMB1,391.4 million for the year ended December 31, 2021 to RMB283.5 million (US$41.1 million) for the year ended December 31, 2022, mainly due to a reduction in equity investment activities in 2022.
For the year ended December 31, 2022, net cash used in investing activities was RMB283.5 million (US$41.1 million), which was mainly attributable to (i) payments for purchase of property and equipment and intangible assets of RMB127.8 million (US$18.5 million), (ii) cash paid for acquisition of equity investments of RMB79.4 million (US$11.5 million), (iii) loans to related parties of RMB57.3 million (US$8.3 million) and (iv) financial support to an equity method investee of RMB28.5 million (US$4.1 million), partially offset by repayment of loans to related parties of RMB29.4 million (US$4.3 million).
Net cash used in investing activities increased by RMB1,300.3 million from 2020 to 2021, mainly due to the several strategic investments we made, including our investment in Zenseact for automated driving software development and in HaleyTek AB for operating system.
For the year ended December 31, 2021, net cash used in investing activities was RMB1,391.4 million, which was mainly attributable to (i) payments for acquisition of long-term investments of RMB1,345.6 million, (ii) payments for purchase of property, equipment and intangible assets of RMB78.9 million, (iii) collection of advances to a related party of RMB90.2 million, and (iv) advances to a related party of RMB19.8 million.
For the year ended December 31, 2020, net cash used in investing activities was RMB91.1 million, which was mainly attributable to (i) payments for purchase of property, equipment and intangible assets of RMB69.1 million, (ii) payments for advances to a related party of RMB103.0 million, and (iii) collection of advances to a related party of RMB81.0 million.
Financing activities
Net cash provided by financing activities decreased significantly by RMB1,655.0 million (US$240.0 million) from RMB2,192.8 million for the year ended December 31, 2021 to RMB537.8 million (US$78.0 million) for the year ended December 31, 2022, primarily due to higher repayment of short-term borrowings and borrowings from related parties.
For the year ended December 31, 2022, net cash provided by financing activities was RMB537.8 million (US$78.0 million), primarily consisting of (i) proceeds from short-term borrowings of RMB1,270.0 million (US$184.1 million), (ii) borrowings from related parties of RMB900 million (US$130.5 million), and (iii) proceeds from issuance of convertible notes of RMB527.3 million (US$76.4 million), largely offset by (i) repayment of short-term borrowings of RMB1,332.0 million (US$193.1 million) and (ii) repayment of borrowings from related parties of RMB1,020.0 million (US$147.9 million).
Net cash provided by financing activities increased by RMB1,054.7 million from 2020 to 2021, primarily due to net proceeds from the issuance of convertible redeemable preferred shares during 2021.
For the year ended December 31, 2021, net cash provided by financing activities was RMB2,192.8 million, primarily consisting of proceeds from issuance of Series A+ convertible redeemable preferred shares of RMB1,331.6 million, proceeds from issuance of Series A++ Convertible Redeemable Preferred Shares of RMB452.2 million and proceeds from issuance of Series B Convertible Redeemable Preferred Shares of RMB324.3 million, repayment of long-term debt of RMB1,125.3 million, proceeds from short-term borrowings of RMB947.0 million, repayment for short-term borrowings of RMB91.0 million, borrowings from related parties of RMB315.2 million, and repayment of borrowings from related parties of RMB65.2 million.
For the year ended December 31, 2020, net cash provided by financing activities was RMB1,138.1 million, primarily consisting of refundable deposits in connection with the issuance of Series A convertible redeemable preferred shares of RMB1,032.1 million repayment for short-term borrowings of RMB167.9 million, and proceeds from short-term borrowings of RMB76.0 million.
Capital expenditures
Our capital expenditures are primarily incurred for the purchase of property, equipment, and intangible assets. Our total capital expenditures were RMB69.1 million, RMB78.9 million and RMB127.8 million (US$18.5 million) for the year ended December 31, 2020, 2021, and 2022. We will continue to make capital expenditures to meet the needs of our research and development activities.
Material Cash Requirements
Other than the ordinary cash requirements for our operations and our capital expenditure, our material cash requirements as of December 31, 2022 and any subsequent interim period primarily include interest and principal payments for our borrowings from banks and related parties, operating lease commitments, purchase commitments, and capital commitments.
Our operating lease commitment primarily consists of future minimum lease commitments, all under non-cancellable operating lease agreements for our offices.
Our purchase commitment primarily consists of future minimum purchase commitment related to the purchase of research and development services.
Our capital commitment primarily consists of total capital expenditures contracted but not yet reflected in the consolidated financial statements.
We intend to fund our existing and future material cash requirements with our existing cash balance and other financing alternatives. We will continue to make cash commitments, including capital expenditures, to support the growth of our business.

The following table sets forth our contractual obligations as of December 31, 2022.
	Payment Due by Period
	Total	Less Than 1 year	1 – 2 Years	2 – 3 Years	3 – 5 Years	Over 5 Years
	(RMB in thousands)
Operating lease commitment	113,905	28,118	14,596	14,173	20,856	36,162
Purchase commitment	93,818	73,817	6,667	6,667	6,667	—
Capital commitment	1,806	1,806	—	—	—	—
Short-term borrowings from banks	870,000	870,000	—	—	—	—
Short-term borrowings from related parties	150,000	150,000	—	—	—	—
Interest on short-term borrowings	25,541	25,541	—	—	—	—
Total	1,255,070	1,149,282	21,263	20,840	27,523	36,162
Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2022.

MANAGEMENT
Please refer to “Item 6. Directors, Senior Management and Employees” of our 2022 20-F which is herein incorporated by reference.

PRINCIPAL SHAREHOLDERS
Please refer to “Item 6. Directors, Senior Management and Employees — E. Share Ownership” of our 2022 20-F which is herein incorporated by reference.

SELLING SECURITYHOLDERS
This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to (A) 286,524,283 Class A Ordinary Shares, which includes (i) 68,654,681 Class A Ordinary Shares beneficially owned by SHINE LINK VENTURE LIMITED and Baidu (Hong Kong) Limited, which were originally acquired prior to the Closing Date, (ii) 144,440,574 Class A Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and 48,960,916 Class A Ordinary Shares issuable upon the conversion of 48,960,916 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and Jie&Hao Holding Limited, which were originally acquired prior to the Closing Date, (iii) 5,250,000 Sponsor Shares issued to the Sponsor on the Closing Date in exchange for the Class B ordinary shares of COVA; (iv) 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (v) 3,500,000 Class A Ordinary Shares issued to the Strategic Investors on the Closing Date; (vi) 1,052,632 Class A Ordinary Shares issued to Lotus on the Closing Date; and (vii) 5,793,480 Class A Ordinary Shares issuable upon conversion of the Investor Notes issued to the CB Investors, and (B) 8,872,000 Sponsor Warrants. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.
However, we cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares or Warrants. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares or Warrants since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.
The table below sets forth, as of April 30, 2023, the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders, the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders after the Registered Securities are sold. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Securityholders.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”
	Securities beneficially owned prior to this offering				Securities to be sold in this offering		Securities beneficially owned after this offering(3)
Name of Selling Securityholder	Ordinary Shares(1)	%(1)	Warrants(2)	%(2)	Ordinary Shares(1)	Warrants(2)	Ordinary Shares(1)	%(1)	Warrants(2)	%(2)
Fu&Li Industrious Innovators Limited(4)	168,921,032	50.1	—	—	168,921,032	—	—	—	—	—
Jie&Hao Holding Limited(6)	24,480,458	7.3	—	—	24,480,458	—	—	—	—	—
SHINE LINK VENTURE LIMITED(5)	46,286,735	13.7	—	—	46,286,735	—	—	—	—	—
Baidu (Hong Kong) Limited(7)	22,367,946	6.6	—	—	22,367,946	—	—	—	—	—
COVA Acquisition Sponsor LLC(8)	5,250,000	1.6	8,872,000	37.2	5,250,000	8,872,000	—	—	—	—
Luminar Technologies, Inc.(9)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
Geely Investment Holding Ltd.(10)	2,000,000	*	—	—	2,000,000	—	—	—	—	—
Lotus Technology Inc.(11)	1,052,632	*	—	—	1,052,632	—	—	—	—	—

	Securities beneficially owned prior to this offering				Securities to be sold in this offering		Securities beneficially owned after this offering(3)
Name of Selling Securityholder	Ordinary Shares(1)	%(1)	Warrants(2)	%(2)	Ordinary Shares(1)	Warrants(2)	Ordinary Shares(1)	%(1)	Warrants(2)	%(2)
SPDB International (Hong Kong) Limited(12)	3,119,566	*	—	—	3,119,566	—	—	—	—	—
CNCB (Hong Kong) Investment Limited(13)	2,673,914	*	—	—	2,673,914	—	—	—	—	—

*
Less than 1% of the total number of outstanding Ordinary Shares.

(1)
The percentage of our Ordinary Shares beneficially owned is computed on the basis of 288,434,474 Class A Ordinary Shares and 48,960,916 Class B Shares issued and outstanding as of April 30, 2023, and does not include 23,871,971 Class A Ordinary Shares issuable upon the exercise of our Warrants or Class A Ordinary Shares issuable upon the conversion of Investor Notes.

(2)
The percentage of our Warrants beneficially owned is computed on the basis of 23,871,971 Warrants issued and outstanding as of April 30, 2023.

(3)
Assumes the sale of all shares offered in this prospectus.

(4)
Mr. Eric Li (Li Shufu), our co-founder, holds 100% of the issued and outstanding shares of Minghao Group Limited and Minghao Group Limited holds 1% of shares in Fu&Li Industrious Innovators Limited and its shares are voting shares. Industrious Innovators Limited, which is owned by a trust established for the benefit of Mr. Eric Li (Li Shufu) and his family, holds 99% of shares in Fu&Li Industrious Innovators Limited and its shares are non-voting shares. Mr. Eric Li (Li Shufu) is solely entitled to exercise the voting and dispositive power in respect of all ordinary shares held by Fu&Li Industrious Innovators Limited. The address of Fu&Li Industrious Innovators Limited, Minghao Group Limited and Industrious Innovators is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)
SHINE LINK VENTURE LIMITED is a limited liability company incorporated in British Virgin Islands and wholly owned by J&H Trust, a trust established under a trust deed between Mr. Ziyu Shen and Trident Trust company (HK) Limited as trustee. Through J&H Trust, interests in the Ordinary Shares and other rights and interests under awards granted pursuant to the 2019 Share Incentive Plan are provided to certain grant recipients who are assigned beneficial interests in the J&H Trust corresponding to the number of Ordinary Shares granted to such participant under the 2019 Share Incentive Plan. The maximum aggregate number of Ordinary Shares issuable under the 2019 Share Incentive Plan is 27,438,013. The remaining 18,848,722 Ordinary Shares held by SHINE LINK VENTURE LIMITED represent incentive awards granted to certain of our founding members in 2017 which are also administered through SHINE LINK VENTURE LIMITED and J&H Trust. The trust deed provides that the trustee shall be entitled to exercise the voting rights attached to the ordinary shares held by SHINE LINK VENTURE LIMITED. The address of SHINE LINK VENTURE LIMITED is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)
Jie&Hao Holding Limited is a limited liability company incorporated in British Virgin Islands and wholly owned by Mr. Ziyu Shen. Mr. Ziyu Shen is our Chairman and Chief Executive Officer. Mr. Ziyu Shen holds 100% of the issued and outstanding shares of Little SJH Holding Limited and Little SJH Holding Limited holds 1% of shares in Jie&Hao Holding Limited and its shares are voting shares. Mr. Ziyu Shen holds 100% of the issued and outstanding shares of Magician Hao Holding Limited and Magician Hao Holding Limited holds 99% of shares in Jie&Hao Holding Limited and its shares are non-voting shares. Mr. Ziyu Shen is solely entitled to exercise the voting and dispositive power in respect of all ordinary shares held by Jie&Hao Holding Limited. The address of Little SJH Holding Limited, Magician Hao Holding Limited and Jie&Hao Holding Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(7)
The address of Baidu (Hong Kong) Limited is Room 2609, China Resources Building 26 Harbour Road, Wanchai, Hong Kong.

(8)
The address of COVA Acquisition Sponsor LLC is 1700 Montgomery Street, Suite 240, San Francisco, CA 94111. Mr. Heng, our director, may be deemed to be a member of a group that holds shared voting power with respect to Class A Ordinary Shares underlying the Sponsor Warrants and Class A Ordinary Shares held by the Sponsor, and holds shared dispositive power with respect to these securities. Mr. Heng disclaims the beneficial ownership to these securities except to the extent of any pecuniary interest therein.

(9)
The address of Luminar Technologies, Inc.is 2603 Discovery Drive, Suite 100, Orlando, FL 32826.

(10)
The address of Geely Investment Holding Ltd. is 1760 Jiangling Road, Binjiang District, Hangzhou City, Zhejiang Province,China.

(11)
The address of Lotus Technology Inc. is Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

(12)
Consists of 3,119,566 Class A Ordinary Shares issuable upon conversion of the Investor Note purchased by SPDB International (Hong Kong) Limited. The address of SPDB International (Hong Kong) Limited is 33/F, SPD Bank Tower, 1 Hennessy Road, Hong Kong.

(13)
Consists of 2,673,914 Class A Ordinary Shares issuable upon conversion of the Investor Note purchased by CNCB (Hong Kong) Investment Limited. The address of CNCB (Hong Kong) Investment Limited is 10/F, AIA Central, 1 Connaught Road, Central, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Please refer to “Item 7. Major Shareholders and Related Party Transactions — B. Related Person Transactions” of our 2022 20-F which is herein incorporated by reference.

TAXATION
Please refer to “Item 10. Additional Information — E. Taxation” of our 2022 20-F which is herein incorporated by reference.

DESCRIPTION OF SHARE CAPITAL
The following description of the material terms of our securities includes a summary of specified provisions of our currently effective memorandum and articles of association. This description is qualified by reference to our currently effective memorandum and articles of association. All capitalized terms used in this section are as defined in our currently effective memorandum and articles of association, unless elsewhere defined herein.
We are a Cayman Islands exempted company with limited liability and our affairs are governed by our currently effective memorandum and articles of association, the Cayman Islands Companies Act, and the common law of the Cayman Islands.
Our authorized share capital consists of 10,000,000,000 shares of a par value of US$0.000005 each, consisting of 8,000,000,000 Class A Ordinary Shares, 1,000,000,000 Class B Ordinary Shares and 1,000,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated) as our board of directors may determine in accordance with our currently effective memorandum and articles of association. All Ordinary Shares issued and outstanding as of the date of this prospectus are fully paid and non-assessable.
The following are summaries of material provisions of our currently effective memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of the Ordinary Shares.
Ordinary Shares
General
Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights except for voting and conversion rights. We maintain a register of our shareholders and a shareholder will only be entitled to a share certificate if our board of directors resolves that share certificates be issued.
Although Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen (each a “Co-Founder”) control the voting power of all of the issued and outstanding Class B Ordinary Shares, their controls over those shares are not permanent and are subject to reduction or elimination. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not Mr. Li or Mr. Shen or an affiliate of them, those shares will automatically and immediately convert into Class A Ordinary Shares.
Dividends
The holders of Ordinary Shares are entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders may declare by ordinary resolution, but no dividend may be declared by our shareholders which exceeds the amount recommended by our directors. Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie.
Voting Rights
In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to ten votes. Voting at any meeting of shareholders is decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs and the result of a poll shall be deemed to be the resolution of the meeting.
Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as a single class on all resolutions submitted to a vote by the shareholders. An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast by such shareholders as, being entitled to do so, vote at a general meeting of our company, while a special resolution requires not less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote at a general meeting of our company. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution is required for important matters such as a change of name or making changes to our then existing memorandum and articles of association.
Optional and Mandatory Conversion
Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
Upon any direct or indirect sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof or the direct or indirect transfer or assignment of the voting power attached to such Class B Ordinary Shares through voting proxy or otherwise to any person which is not a Co-Founder or a Co-Founder’s affiliate, such Class B Ordinary Shares will automatically and immediately convert into an equal number of Class A Ordinary Shares. In addition, Class B Ordinary Shares will also be automatically and immediately converted into the same number of Class A Ordinary Shares upon any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Co-Founder or a Co-Founder’s affiliate.
Transfer of Ordinary Shares
Subject to applicable laws, including securities laws, and the restrictions contained in the amended and restated memorandum and articles of association of ECARX Holdings and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Class B Ordinary Shares may be transferred only to a Co-Founder or a Co-Founder’s affiliate and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Optional and Mandatory Conversion.”
Our board of directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

•
a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
Liquidation
On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.
Redemption of Ordinary Shares
Subject to the provisions of the Companies Act (As Revised) of the Cayman Islands, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as we may, by either our board of directors or by the shareholders by ordinary resolution, determine before the issue of the shares.
Variations of Rights of Shares
If at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class where one or more persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued shares of that class are present (provided that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).
General Meetings of Shareholders
We may (but shall not be obliged to) in each calendar year hold an annual general meeting. The annual general meeting shall be held at such time and place as our board of directors may determine. At least seven calendar days’ notice shall be given for any general meeting. The chairperson of our board of directors or our board of directors may call general meetings. Our board of directors must convene an extraordinary general meeting upon the requisition of shareholders holding at least one third of the votes attaching to all issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our company. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of our Class B Ordinary Shares shall be required in any event.
Inspection of Books and Records
Our board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations our accounts and books will be open to the inspection by shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of us except as required by law or authorized by our board of directors or our shareholders by special resolution.
Changes in Capital
We may from time to time by ordinary resolution:
•
increase our share capital by new shares of such amount as we think expedient;

•
consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•
sub-divide our existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•
cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner authorized by the Companies Act (As Revised) of the Cayman Islands.
Registration Rights
Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.
Warrants
Public Warrants
Each whole Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of US$11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued upon separation of Units and only whole Warrants will trade. Accordingly, unless an investor purchases at least two Units, they will not be able to receive or trade a whole Warrant. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to issue any Class A Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Warrants is then effective and an annual report relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Warrant unless the Class A Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the Class A Ordinary Share underlying such Unit.
We have filed the registration statement of which this prospectus is a part within the timeframe set forth in the Warrant Agreement and have agreed to use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current annual report relating to those Class A Ordinary Shares until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If the Class A Ordinary Shares are at the time of any exercise of a Warrant are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the 60 day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption; provided that if the exemption under Section 3(a)(9) of the Securities Act, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.
In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” less the exercise price of the Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume-weighted average price of the Class A Ordinary Shares as reported during the 10-trading day period ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.
A holder of a Warrant may notify us in writing in the event we elect to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds US$18.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Sponsor Warrants):
•
in whole and not in part;

•
at a price of US$0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•
if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the US$18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described below under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the US$11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. For this purpose, “fair market value” means the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case.
Anti-dilution Adjustments
If the number of issued and outstanding Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A Ordinary Shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, subdivision or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the 10-trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed US$0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than US$0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.
If the number of issued and outstanding Class A Ordinary Shares is decreased by a consolidation or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.
Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding public Warrants is required to make any change that adversely affects the interests of the registered holders.
The Warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Sponsor Warrants
Except as described below, the Sponsor Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the IPO. The Sponsor Warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the Units.
The Sponsor, or its permitted transferees, has the option to exercise the Sponsor Warrants on a cashless basis. If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Sponsor Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Sponsor Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Sponsor Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Sponsor Warrant exercise is sent to the Warrant agent.
Any amendment to the terms of the Sponsor Warrants or any provision of the Warrant Agreement with respect to the Sponsor Warrants will require a vote of holders of at least 65% of the number of the then outstanding Sponsor Warrants.
Certain Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise.

For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of, our company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our currently effective memorandum and articles of association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our currently effective memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our currently effective memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company as of the date of the deposit that are entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our currently effective memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our currently effective memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our currently effective memorandum and articles of association, directors may be removed by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute.   As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be voluntarily wound up by a special resolution of our shareholders, or by an ordinary resolution of our shareholders, if our company is unable to pay its debts as they fall due.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our currently effective memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our currently effective memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our currently effective memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our currently effective memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.
History of Securities Issuances
In 2020, we issued a total of 200,000,000 ordinary shares to Jie&Hao Holding Limited, Minghao Group Limited and SHINE LINK VENTURE LIMITED, among which 1,964,286 ordinary shares held by Jie&Hao Holding Limited were subsequently reclassified as Series A Preferred Shares.
In January 2020, we issued a total of 1,125,000 Series A preferred shares for a total cash consideration of US$180.0 million.
In August 2020, 1,125,000 Series A preferred shares held by certain investors were sub-divided into 22,500,000 Series A preferred shares of the Company of US$0.000005 par value each.
In March 2021, we issued 3,356,949 Series A+ preferred shares for a total cash consideration of US$28.2 million.

In May 2021, we issued 5,043,104 Series Angel Preferred Shares for a total cash consideration of US$12.7 million to certain investor.
In May 2021, we issued 21,255,132 Series A+ preferred shares for a total cash consideration of US$178.5 million.
In December 2021, we issued 7,164,480 Series A++ Preferred Shares to certain investors for a total cash consideration of US$71.0 million.
In July 2021, we issued a total of 8,283,686 Series B Preferred Shares to Jie&Hao Holding Limited and Minghao Group Limited as a result of share swap.
In September 2021, we issued 4,321,521 Series B Preferred Shares for a total cash consideration of US$50.0 million.
In December 2021, we issued 2,160,760 Series B Preferred Shares for a total cash consideration of US$25.0 million.
In connection with the Business Combination and on the Closing Date, (i) each issued and outstanding ordinary shares of ECARX Holdings immediately following the Re-designation and prior to the First Effective Time was recapitalized by way of a repurchase in exchange for issuance of such number of Class A Ordinary Shares and Class B Ordinary Shares, in each case, equal to the Recapitalization Factor immediately prior to the First Effective Time, (ii) 278,011,485 Class A Ordinary Shares and 48,960,916 Class B Ordinary Shares were issued to our then existing shareholders; (iii) 5,870,357 Class A Ordinary Share were issued to then shareholders of COVA, including 5,250,000 Class A Ordinary Shares issued to the Sponsor; (iv) 1,052,632 Class A Ordinary Shares were issued to Lotus as a result of the automatic conversion of the Lotus Note, and (v) 3,500,000 Class A Ordinary Shares were issued to the Strategic Investors pursuant to the Strategic Investment Agreements.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 23,871,971 Class A Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the resale by the Selling Securityholders named in this prospectus of up to (A)286,524,283 Class A Ordinary Shares, which includes (i) 68,654,681 Class A Ordinary Shares beneficially owned by SHINE LINK VENTURE LIMITED and Baidu (Hong Kong) Limited, which were originally acquired prior to the Closing Date, (ii) 144,440,574 Class A Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and 48,960,916 Class A Ordinary Shares issuable upon the conversion of 48,960,916 Class B Ordinary Shares beneficially owned by Fu&Li Industrious Innovators Limited and Jie&Hao Holding Limited, which were originally acquired prior to the Closing Date, (iii) 5,250,000 Sponsor Shares issued to the Sponsor on the Closing Date in exchange for the Class B ordinary shares of COVA; (iv) 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (v) 3,500,000 Class A Ordinary Shares issued to the Strategic Investors on the Closing Date; (vi) 1,052,632 Class A Ordinary Shares issued to Lotus on the Closing Date; and (vii) 5,793,480 Class A Ordinary Shares issuable upon conversion of the Investor Notes issued to the CB Investors, and (B) 8,872,000 Sponsor Warrants. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders.
The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. On May 26, 2022, we entered into a Sponsor Support Agreement and Deed with COVA and the Sponsor, pursuant to which the Sponsor, among other things, agreed not to transfer any Ordinary Shares or Warrants held by it immediately after the First Effective Time, or any Ordinary Shares acquired by the Sponsor upon the conversion, exercise or exchange of the Sponsor Warrants or Warrants, for a period of six (6) months from and after the Closing, subject to certain exceptions. In addition, on May 26, 2022, we entered into a Shareholder Support Agreement and Deed with Fu&Li Industrious Innovators Limited, Jie&Hao Holding Limited, SHINE LINK VENTURE LIMITED, and Baidu (Hong Kong) Limited, amongst others, pursuant to which these shareholders, among other things, agreed to the same lock-up restrictions as imposed on the Sponsor in the Sponsor Support Agreement and Deed with respect to any Ordinary Shares that are held by such shareholders immediately after the First Effective Time and any Ordinary Shares acquired by such shareholder upon the exercise of any outstanding options exercisable to purchase Ordinary Shares.
We will receive proceeds of up to an aggregate of approximately US$274,527,666 from the exercise of the Warrants if all of the Warrants are exercised for cash. he likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the Class A Ordinary Shares, among other things. If the market price for the Class A Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. Holders of the Sponsor Warrants have the option to exercise the Sponsor Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.
We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Class A Ordinary Shares or Warrants. Our Class A Ordinary Shares and Warrants are currently listed on Nasdaq under the symbols “ECX” and “ECXWW,” respectively.

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of Nasdaq;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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through one or more underwritten offerings on a firm commitment or best efforts basis;

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settlement of short sales entered into after the date of this prospectus;

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agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

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distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

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delayed delivery arrangements;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:
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the specific securities to be offered and sold;

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the names of the Selling Securityholders;

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the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

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settlement of short sales entered into after the date of this prospectus;

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the names of any participating agents, broker-dealers or underwriters; and

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any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Class A Ordinary Shares or Warrants, the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.
If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act with respect to their Registered Securities and these Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or these Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING
We estimate the following expenses in connection with the offer and sale of our Class A Ordinary Shares and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.
SEC registration fee	US$144,371
Legal fees and expenses	US$410,000
Accountants’ fees and expenses	US$ 40,000
Printing expenses	US$ 7,000
Miscellaneous costs	US$ 5,000
Total	US$606,371
Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS
We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Maples and Calder (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law including the issuance of the ordinary shares offered by this prospectus, and Skadden, Arps, Slate, Meagher & Flom LLP has advised us on the validity of Warrants under New York law.

EXPERTS
The consolidated financial statements of ECARX Holdings Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES
ECARX Holdings is incorporated under the laws of the Cayman Islands. Service of process upon ECARX Holdings and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of our offerings. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.
We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
We have also been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands; provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands are unlikely to enforce a judgment obtained from U.S. courts under civil liability provisions of U.S. securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
In addition, we have been advised by our mainland China legal counsel that there is uncertainty as to whether courts in mainland China would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in mainland China predicated upon the securities laws of the United States or any state in the United States.
We have also been advised by our mainland China legal counsel that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in mainland China may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of laws in mainland China relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty or other forms of reciprocity between mainland China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus.
Furthermore according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment if they decide that the judgment violates the basic principles of the law in mainland China or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a U.S. court or the Cayman Islands.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Registered Securities that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is https://www.ecarxgroup.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference ECARX Holding Inc.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-41576), filed on April 24, 2023 (including any exhibits, except where otherwise noted).
Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:
ECARX Holdings Inc.
ECARX office, 2nd Floor South,
International House
1 St. Katharine’s Way
London E1W 1UN
United Kingdom
+44 744 3344 353

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
Our currently effective memorandum and articles of association provide that every director (including alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of ECARX Holdings (but not including its auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of ECARX Holdings’ business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning ECARX Holdings or its affairs in any court whether in the Cayman Islands or elsewhere.
In addition, we have entered into indemnification agreements with our directors and executive officers. Under these agreements, We have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our directors or executive officers.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and executive officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and executive officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Item 7.   Recent Sales of Unregistered Securities.
In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

Ordinary Shares and Preferred Shares
Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Jie&Hao Holding Limited	August 18,2020	20,000,000(1)	Redesignation
Minghao Group Limited	August 18,2020	140,000,000	Redesignation
SHINE LINK VENTURE LIMITED	August 18,2020	40,000,000	Redesignation
Series Angel Preferred
Hubei Changjiang Jingkai V2X Industry Fund LLP	May 17,2021	5,043,104	US$12,692,308
Series A Preferred Shares
SIG Global China Fund I, LLLP	January 16,2020	187,500	US$30,000,000
Fresco Mobile Limited	January 16,2020	937,500	US$150,000,000
Fresco Mobile Limited	August 18,2020	18,750,000	Redesignation
SIG Global China Fund I, LLLP.	August 18,2020	3,750,000	Redesignation
Jie&Hao Holding Limited	March 10,2021	1,964,286	Reclassified from Ordinary Shares
Series A+ Preferred Shares
CRF Mobility Investment Limited	March 10,2021	1,666,667	US$14,000,000
Sincere Holdings Company Limited	March 10,2021	1,190,476	US$10,000,000
SIG Global China Fund I, LLLP	March 10,2021	499,806	US$4,198,374
Guotong Investment HK Limited	May 17,2021	1,785,714	US$15,000,000
Suzhou Xiangcheng Venture Capital Co., Ltd.	May 17,2021	3,571,429	US$30,000,000
Suzhou Huanxiu Lake Yihao Investment Co., Ltd.	May 17,2021	8,333,333	US$70,000,000
Hubei Changjiang Jingkai V2X Industry Fund LLP	May 17,2021	7,564,656	US$63,543,107
Series A++ Preferred Shares
Farasis Energy (Gan Zhou) Co., Ltd.	December 8,2021	3,027,245	US$30,000,000
Shanghai Chengxun Investment Management Co., Ltd. and Che Lian Limited	December 8,2021	3,027,245	US$30,000,000
Allsun Limited	December 8,2021	1,109,990	US$11,000,000
Series B Preferred Shares
Jie&Hao Holding Limited	July 26,2021	2,485,106	US$28,752,676
Minghao Group Limited	July 26,2021	5,798,580	US$67,089,570
GEELY AUTOMOBILE HOLDINGS LIMITED	September 25,2021	4,321,521	US$49,999,997.97
GLY New Mobility 1. LP	December 23,2021	2,160,760	US$24,999,993.2

Note:
(1)
1,964,286 of which was subsequently reclassified as Series A Preferred Shares.

In connection with the Business Combination and on the Closing Date, (i) the Preferred Share Conversion was effected immediately prior to the First Effective Time; (ii) immediately following the Preferred Share Conversion but immediately prior to the Recapitalization, the Re-designation was effected; (iii) the Recapitalization was effected; (iv) 1,052,632 Class A Ordinary Shares were issued to Lotus as a result of the automatic conversion of the Lotus Note, and (v) 3,500,000 Class A Ordinary Shares were issued to the Strategic Investors pursuant to the Strategic Investment Agreements.
Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Fu&Li Industrious Innovators Limited	December 20,2022	168,921,032	Recapitalization
Jie&Hao Holding Limited	December 20,2022	24,480,458	Recapitalization
SHINE LINK VENTURE LIMITED	December 20,2022	46,286,735	Recapitalization
Baidu (Hong Kong) Limited	December 20,2022	22,367,946	Recapitalization
SIG Global China Fund I, LLLP	December 20,2022	5,069,836	Recapitalization
Datian Holding Ltd.	December 20,2022	3,817,463	Recapitalization
Orient Sunrise Ltd.	December 20,2022	2,624,506	Recapitalization
Guotong Investment HK Limited	December 20,2022	4,473,589	Recapitalization
CRF Mobility Investment Limited	December 20,2022	1,988,262	Recapitalization
Sincere Holdings Company Limited	December 20,2022	1,420,187	Recapitalization
Suzhou Xiangcheng Venture Capital Co., Ltd.	December 20,2022	4,260,562	Recapitalization
Suzhou Huanxiu Lake Yihao Investment Co., Ltd.	December 20,2022	9,941,309	Recapitalization
Hubei Changjiang Jingkai V2X Industry Fund LLP	December 20,2022	15,040,517	Recapitalization
Shanghai Chengxun Investment Management Co., Ltd.	December 20,2022	1,805,687	Recapitalization
Che Lian Limited	December 20,2022	1,805,686	Recapitalization
Farasis Energy (Gan Zhou) Co., Ltd.	December 20,2022	3,611,373	Recapitalization
Allsun Limited	December 20,2022	1,324,170	Recapitalization
Geely Automobile Holdings Limited	December 20,2022	5,155,389	Recapitalization
GLY New Mobility 1. LP	December 20,2022	2,577,694	Recapitalization
Lotus Technology Inc.	December 20,2022	1,052,632	Conversion of convertible note
Luminar Technologies, Inc.	December 20,2022	1,500,000	US$15,000,000
Geely Investment Holding Ltd.	December 20,2022	2,000,000	US$20,000,000
Options and Restricted Shares
We have granted options and restricted shares to certain of our directors, executive officers, consultants and employees. See “Item 6. Management — B. Compensation — Share Incentive Plans” of our 2022 20-F.
Convertible Notes
In May 2022, we issued the Lotus Note to Lotus with a maturity date of May 12, 2023 (the “Maturity Date”). The terms of the Lotus Note provided that if the consummation of the Business Combination were to occur prior the Maturity Date, the Lotus Note would be automatically converted into fully paid and nonassessable Class A Ordinary Shares at a conversion price of (i) the lesser of (A) US$10.00, and (B) the lowest per share price at which any Class A Ordinary Shares would be issued in connection with PIPE investments, if any, if the Business Combination were consummated on a date that is no more than six (6) months following May 13, 2022 (the “Initial Conversion Price”), or (ii) if the Business Combination were to be consummated on a date that is more than six (6) months following May 13, 2022, 95% of the Initial Conversion Price, in each case, subject to adjustment pursuant to the terms of the Lotus Note. In connection with the Business Combination and on the Closing Date, 1,052,632 Class A Ordinary Shares were issued to Lotus as a result of the automatic conversion of the Lotus Note.

On October 25, 2022, we entered into a convertible note purchase agreement with the CB Investors, and issued the Investor Notes due to mature on November 8, 2025 (the “Investor Note Maturity Date”). The Investor Notes bear interest at a rate of 5% per annum. Each holder of an Investor Note has the right from time to time to convert all or any portion of the Investor Note into fully paid and non-assessable Class A Ordinary Shares at a conversion price equal to $11.50 per share, subject to customary adjustments on the conversion price and certain limitations on the conversion right as described in the Investor Note.
Item 8.   Exhibits
		Incorporation by Reference
Exhibit No.	Description	Form	File No.	No.	Filing Date
2.1	Agreement and Plan of Merger, dated as of May 26, 2022, by and among COVA Acquisition Corp., ECARX Holdings Inc., Ecarx Temp Limited, and Ecarx&Co Limited.	F-4	333-267813	2.1	November 14, 2022
3.1	Seventh Amended and Restated Memorandum and Articles of Association of ECARX Holdings Inc.	F-4	333-267813	3.2	November 14, 2022
4.1	Warrant Agreement, dated February 4, 2021, between COVA Acquisition Corp. and Continental Stock Transfer & Trust Company.	F-4	333-267813	4.4	November 14, 2022
4.2	Specimen Ordinary Share Certificate of ECARX Holdings Inc.	F-4	333-267813	4.5	November 14, 2022
4.3	Specimen Warrant Certificate of ECARX Holdings Inc.	F-4	333-267813	4.6	November 14, 2022
4.4	Assignment, Assumption and Amendment Agreement, dated December 20, 2022, by and among COVA Acquisition Corp., ECARX Holdings Inc., and Continental Stock Transfer & Trust Company	20-F	001-41576	2.4	April 24, 2023
4.5	Registration and Shareholder Rights Agreement dated February 4, 2021, by and among COVA Acquisition Corp., COVA Acquisition Sponsor LLC and certain shareholders of COVA Acquisition Corp.	F-4	333-267813	4.8	November 14, 2022
4.6	Registration Rights Agreement, dated December 20, 2022, by and among ECARX Holdings Inc., COVA Acquisition Sponsor LLC and certain shareholders of ECARX Holdings Inc.	20-F	001-41576	2.6	April 24, 2023
5.1*	Opinion of Maples and Calder (Hong Kong) LLP as to validity of ordinary shares of ECARX Holdings Inc.
5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the warrants of ECARX Holdings Inc.

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	No.	Filing Date
10.1	Investment Management Trust Agreement, dated February 4, 2021, by and between Continental Stock & Trust Company and COVA Acquisition Corp.	F-4	333-267813	10.1	November 14, 2022
10.2	Administrative Services Agreement, dated February 4, 2021 by and between COVA Acquisition Sponsor LLC and COVA Acquisition Corp.	F-4	333-267813	10.2	November 14, 2022
10.3	Letter Agreement, dated February 4, 2021, among COVA Acquisition Sponsor LLC, COVA Acquisition Corp. and officers and directors of COVA Acquisition Corp.	F-4	333-267813	10.3	November 14, 2022
10.4	Private Placement Warrants Purchase Agreement between COVA Acquisition Corp. and COVA Acquisition Sponsor LLC.	F-4	333-267813	10.4	November 14, 2022
10.5	Promissory Note between COVA Acquisition Corp. and COVA Acquisition Sponsor LLC, dated May 26, 2022.	F-4	333-267813	10.5	November 14, 2022
10.6	Strategic Investment Agreement, dated May 26, 2022 by and between ECARX Holdings Inc. and Luminar Technologies, Inc.	F-4	333-267813	10.6	November 14, 2022
10.7	Strategic Investment Agreement, dated May 26, 2022 by and between ECARX Holdings Inc. and Geely Investment Holding Ltd.	F-4	333-267813	10.7	November 14, 2022
10.8	Sponsor Support Agreement and Deed, dated May 26, 2022 by and among ECARX Holdings Inc., COVA Acquisition Corp., COVA Acquisition Sponsor LLC and other parties named therein.	F-4	333-267813	10.8	November 14, 2022
10.9	ECARX Shareholder Support Agreement and Deed, dated May 26, 2022, by and among ECARX Holdings Inc., COVA Acquisition Corp., and other parties named therein.	F-4	333-267813	10.9	November 14, 2022
10.10††	ECARX Holdings Inc. 2019 Equity Incentive Plan.	F-4	333-267813	10.10	November 14, 2022
10.11††	ECARX Holdings Inc. 2021 Option Incentive Plan.	F-4	333-267813	10.11	November 14, 2022
10.12††	ECARX Holdings Inc. 2022 Share Incentive Plan.	S-8	333-269756	10.2	February 14, 2023
10.13	Form of Indemnification Agreement between ECARX Holdings Inc. and its directors and executive officers.	F-4	333-267813	10.12	November 14, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	No.	Filing Date
10.14†	English Translation of Working Capital Loan Contract, dated April 22, 2021, by and between Industrial Bank Co., Ltd. Wuhan Branch and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.13	November 14, 2022
10.15#	English Translation of Credit Facility Agreement, dated July 7, 2020, by and between China Merchants Bank Co., Ltd., Wuhan Branch and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.14	November 14, 2022
10.16†#	English Translation of Credit Facility Agreement, dated February 1, 2021, by and between China Merchants Bank Co., Ltd., Wuhan Branch and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.15	November 14, 2022
10.17#	English Translation of Termination Agreement of Current Control Documents dated April 8, 2022, by and between ECARX (Wuhan) Technology Co., Ltd. and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.16	November 14, 2022
10.18#	English Translation of Restructuring Framework Agreement, dated April 8, 2022, by and between ECARX (Hubei) Tech Co., Ltd. and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.17	November 14, 2022
10.19	English Translation of Supplemental Agreement to the Restructuring Framework Agreement, dated May 13, 2022, by and between ECARX (Hubei) Tech Co., Ltd. and Hubei ECARX Technology Co., Ltd.	F-4	333-267813	10.18	November 14, 2022
10.20#	Master Commercialization Agreement, dated September 14, 2021, by and between Hubei ECARX Technology Co., Ltd. (referred to as ECARX (Hubei) Technology Co., Ltd.) and HaleyTek AB (previously known as Volvo Car Services 10 AB)	F-4	333-267813	10.19	November 14, 2022
10.21	Transfer Agreement of Rights and Obligations, dated March 1, 2022, by and among Hubei ECARX Technology Co., Ltd, HaleyTek AB (previously known as Volvo Car Services 10 AB) and ECARX (Hubei) Tech Co., Ltd.	F-4	333-267813	10.20	November 14, 2022
10.22†#	English Translation of Working Capital Loan Contract, dated June 28, 2022, by and between Industrial Bank Co., Ltd. Wuhan Branch and ECARX (Hubei) Tech Co., Ltd., as amended on June 29, 2022.	F-4	333-267813	10.21	November 14, 2022

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	No.	Filing Date
10.23#	Convertible Note Purchase Agreement, dated May 9, 2022, by and between ECARX Holdings Inc. and Lotus Technology Inc.	F-4	333-267813	10.22	November 14, 2022
10.24	Convertible Note Purchase Agreement, dated October 25, 2022, by and among ECARX Holdings Inc., SPDB International (Hong Kong) Limited and CNCB (Hong Kong) Investment Limited	F-4	333-267813	10.23	November 14, 2022
10.25	Sales and Purchase Agreement, dated December 31, 2022, by and between Volvo Car Corporation and ECARX Technology Limited.	20-F	001-41576	4.26	April 24, 2023
21.1*	List of subsidiaries of ECARX Holdings Inc.
23.1*	Consent of KPMG Huazhen LLP, independent registered accounting firm.
23.2	Consent of Frost & Sullivan.	F-4	333-267813	23.6	November 14, 2022
23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
23.5*	Consent of Han Kun Law Offices.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Code of Business Conduct and Ethics of ECARX Holdings Inc.	20-F	001-41576	11.1	April 24, 2023
107*	Filing Fee Table

*
Filed herewith

#
Schedules and certain portions of the exhibits omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

†
Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

††
Indicates a management contract or compensatory plan.

Item 9.   Undertakings
(a)   The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)   any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)   The undersigned Registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, on May 12, 2023.
ECARX Holdings Inc.
By:	/s/ Ziyu Shen
	Name:	Ziyu Shen
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Ziyu Shen and Ramesh Narasimhan, each acting alone, his or her true and lawful attorneys- in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1, or other appropriate form, and all amendments thereto, including post-effective amendments, of ECARX Holdings Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	CAPACITY	DATE
/s/ Ziyu Shen Ziyu Shen	Chairman and Chief Executive Officer (Principal Executive Officer)	May 12, 2023
/s/ Zhenyu Li Zhenyu Li	Director	May 12, 2023
/s/ Ni Li Ni Li	Director	May 12, 2023
/s/ Jim Zhang (Zhang Xingsheng) Jim Zhang (Zhang Xingsheng)	Independent Director	May 12, 2023
/s/ Grace Hui Tang Grace Hui Tang	Independent Director	May 12, 2023
/s/ Jun Hong Heng Jun Hong Heng	Independent Director	May 12, 2023
/s/ Peter Cirino Peter Cirino	Chief Operating Officer	May 12, 2023
/s/ Ramesh Narasimhan Ramesh Narasimhan	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2023

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of ECARX Holdings Inc., has signed this registration statement in the City of New York, New York, on May 12, 2023.
Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Collen A. De Vries
	Name:	Collen A. De Vries
	Title:	Senior Vice President